Filed Pursuant to Rule 424(b)(3)

Registration No. 333-182809

Kaiser Aluminum Corporation

Offer to exchange up to $225,000,000

Aggregate Principal Amount of Newly

Issued 8.250% Senior Notes due 2020

For

a Like Principal Amount of Outstanding

Restricted 8.250% Senior Notes due 2020

Issued on May 23, 2012

Kaiser Aluminum Corporation hereby offers to exchange (the “Exchange Offer”), in a transaction registered under the Securities Act of 1933 (the “Securities Act”), up to $225,000,000 aggregate principal amount of a new issue of 8.250% Senior Notes due 2020 (the “Exchange Notes”) for its outstanding 8.250% Senior Notes due 2020 (the “Original Notes”), which were issued on May 23, 2012 in a private placement exempt from the registration requirements under the Securities Act. We sometimes refer to the Original Notes and the Exchange Notes in this prospectus together as the “Notes.”

The terms of the Exchange Notes are substantially identical to the terms of the Original Notes, except that the Exchange Notes will be issued in a transaction registered under the Securities Act, and the transfer restrictions and registration rights and related special interest provisions applicable to the Original Notes will not apply to the Exchange Notes. The Exchange Notes will be guaranteed on a senior unsecured basis by each of our existing and future domestic subsidiaries that is a borrower or guarantor under our revolving credit facility.

The Exchange Notes will be exchanged for Original Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will not receive any cash proceeds from the issuance of Exchange Notes in the Exchange Offer.

You may withdraw tenders of Original Notes at any time prior to the expiration of the Exchange Offer.

The Exchange Offer expires at 5:00 p.m., New York City time, on September 11, 2012, unless extended, which we refer to as the “Expiration Date.”

We do not intend to list the Exchange Notes on any national securities exchange or to seek approval through any automated quotation system, and no active public market for the Exchange Notes is anticipated.

You should consider carefully the risk factors beginning on page 11 of this prospectus, and the risk factors incorporated by reference in this prospectus, before deciding whether to participate in the Exchange Offer.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission or other similar authority has approved or disapproved of the Exchange Notes or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 8, 2012

We have not authorized anyone to give you any information or to make any representations about the Exchange Offer we describe in this prospectus other than those contained in, or incorporated by reference into, this prospectus. If you are given any information or representation about this matter that is not described in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer to sell securities under applicable law.

In determining whether to participate in the Exchange Offer, investors must rely on their own examination of the Company and the terms of the Exchange Notes and the Exchange Offer, including the merits and risks involved. The securities offered by this prospectus have not been recommended by any federal or state securities commission or regulatory authority. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this prospectus. Any representation to the contrary is a criminal offense. Except as otherwise indicated, the information in this prospectus is as of the date of this prospectus.

In this prospectus: (1) all references to “Kaiser Aluminum,” “the Company,” “we,” “us” and “our” refer to Kaiser Aluminum Corporation and its subsidiaries, unless the context otherwise requires or where otherwise indicated and (2) all references to “VEBAs” refer to the voluntary employees’ beneficiary association trust, or “VEBA,” that provides benefits for certain eligible retirees represented by certain unions and their spouses and eligible dependents together with the VEBA that provides benefits for certain other eligible retirees, their surviving spouses and eligible dependents.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where the Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (i) 180 days from the date on which the registration statement of which this prospectus forms a part is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus available to any broker-dealer for use in connection with these resales. See “Plan of Distribution.”

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference herein contain statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans” or “anticipates” or the negative of the foregoing or other variations or comparable terminology, or by discussions of strategy. These statements are based on the beliefs and assumptions of our management based on information available to management at the time such statements are made. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. These factors include:

•	the effectiveness of management’s strategies and decisions;

•	general economic and business conditions, including cyclicality and other conditions in the aerospace and other end markets we serve;

•	developments in technology;

•	new or modified statutory or regulatory requirements;

•	changing prices and market conditions; and

•	other factors discussed under “Risk Factors” and other risks referenced from time to time in our SEC filings.

Potential investors are urged to consider these factors carefully in evaluating any forward-looking statements and are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus and in the documents incorporated by reference herein are made only as of the date of this prospectus, and we undertake no obligation to update any information contained in this prospectus or to publicly release any revisions to any forward-looking statements to reflect events or circumstances that occur, or that we become aware of, after the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

Kaiser Aluminum furnishes and files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have furnished to or filed with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s Internet website at http://www.sec.gov. Kaiser Aluminum’s filings are also available to the public on its corporate website at http://www.kaiseraluminum.com. The information contained in Kaiser Aluminum’s website is not part of or incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the expiration of the Exchange Offer. Any statement in a document incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus or any subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we have furnished, or may from time to time furnish, to the SEC is or will be incorporated by reference into, or otherwise included in, this prospectus.

ii

We specifically incorporate by reference into this prospectus the documents listed below that have previously been filed with the SEC:

•	the Company’s Annual Report Form 10-K for the year ended December 31, 2011, filed with the SEC on February 29, 2012;

•

the Company’s definitive proxy statement on Schedule 14A filed on April 27, 2012, but only to the extent that such proxy statement was incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2011;

•

the Company’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2012, filed with the SEC on April 26, 2012 and for the three months ended June 30, 2012, filed with the SEC on July 26, 2012; and

•

the Company’s Current Reports on Form 8-K filed with the SEC on January 13, 2012, March 9, 2012, April 16, 2012, May 4, 2012, May 14, 2012 (two reports), May 18, 2012, May 24, 2012, June 12, 2012, July 12, 2012 and July 23, 2012 (two reports).

The information related to us contained in this prospectus should be read together with the information contained in the documents incorporated by reference. We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated into this prospectus by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents, or referred to in this prospectus. Requests should be directed to:

Investor Relations Department

Kaiser Aluminum Corporation

27422 Portola Parkway, Suite 200

Foothill Ranch, California 92610

(949) 614-1740

In order to receive timely delivery of any requested documents in advance of the Expiration Date of the Exchange Offer, you should make your request no later than September 4, 2012, which is five full business days before you must make a decision regarding the Exchange Offer.

TRADEMARKS, SERVICE MARKS AND COPYRIGHTS

We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. In addition, our names, logos and website names and addresses are our service marks or trademarks. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. The trademarks we own or have the right to use include KaiserSelect. We also own or have the rights to copyrights that protect the content of our products. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this prospectus are listed without the ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

This prospectus may include trademarks, service marks or trade names of other companies. Our use or display of other parties’ trademarks, service marks, trade names or products is not intended to, and does not imply a relationship with, or endorsement or sponsorship of us by, the trademark, service mark or trade name owners.

iii

SUMMARY

This summary highlights selected information included in or incorporated by reference into this prospectus. The following summary does not contain all of the information that you should consider before deciding whether to invest in the Exchange Notes and is qualified in its entirety by the more detailed information appearing elsewhere in the prospectus and the documents incorporated herein by reference. You should carefully read the entire prospectus, including the information incorporated by reference herein, and particularly the information in the “Risk Factors” section beginning on page 11 of this prospectus, and in the documents incorporated by reference herein, before making an investment decision. See “Where You Can Find More Information.”

Our company

Founded in 1946, Kaiser Aluminum is a Delaware corporation headquartered in Foothill Ranch, California. Our executive offices are located at 27422 Portola Parkway, Suite 200, Foothill Ranch, California 92610, and our telephone number at that location is (949) 614-1470. Our website address is http://www.kaiseraluminum.com. The information on our website is not a part of, or incorporated by reference into, this prospectus.

Our operations

We are a leading North American manufacturer of semi-fabricated specialty aluminum products. We provide highly engineered products for aerospace and high strength applications, general engineering applications, automotive extrusions, and other applications. We also own a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which owns and operates a secondary aluminum remelt and casting facility in Holyhead, Wales.

We operate 11 focused production facilities in the United States and one in Canada, through which we manufacture high-quality rolled, extruded, and drawn aluminum products. We have focused our business on select end markets and applications where we believe we have a sustainable competitive advantage and opportunities for long-term growth. We believe we differentiate ourselves through a broad product offering, a reputation for “Best in Class” customer satisfaction, and the ability to provide superior products through our KaiserSelect product line.

Business strengths

We participate in select portions of the markets for flat-rolled and extruded/drawn aluminum products, focusing on highly engineered products for aerospace/high strength, general engineering, automotive and other industrial end-market applications. We have strategically targeted end markets that present opportunities for sales growth and premium pricing of differentiated products. In extruded products, we maintain a competitive advantage by using application engineering and advanced process engineering to distinguish our products. We believe that customer requirements in these market segments will enable us to utilize our core metallurgical capabilities to create value added products for them.

We believe we are well positioned to benefit from a strong aerospace build cycle and auto light-weighting trend. We have made over $400 million in strategic investments since 2006, and are poised to take full advantage of these trends.

We have long-standing relationships with our customers, which include leading aerospace companies, automotive suppliers and metal distributors. Given the high barriers to entry in several key markets that we serve due to qualification and specialization requirements, we are one of a few suppliers to our customer base. In our served markets, we seek to be the supplier of choice by pursuing “Best in Class” customer satisfaction and offering a broad product portfolio. We have a culture of continuous improvement that is facilitated by the Kaiser Production System (“KPS”), an integrated application of tools such as Lean manufacturing, Six Sigma and Total Productive Manufacturing. We believe KPS enables us to continue to reduce our own manufacturing costs, eliminate waste throughout the value chain, and deliver “Best in Class” customer service through consistent, on-time delivery of superior quality products on short lead times. We strive to tightly integrate the management of our operations across multiple production facilities, product lines and target markets in order to maximize the efficiency of product flow to our customers.

Business strategy

Over the past five years, we have pursued significant capital spending initiatives to increase capacity and improve product capabilities, product quality, and efficiency. These initiatives include (i) a significant investment to expand our capacity and increase thickness capability to produce aluminum heat treat plate for aerospace/high strength applications at our Spokane, Washington facility and (ii) a major investment in our Kalamazoo, Michigan facility to improve capabilities and efficiencies of our rod and bar operations and to provide capacity for future growth in extrusion applications.

Additionally, we recently completed two strategic acquisitions to provide complementary products to our sheet, plate, cold finish and drawn tube products, primarily for aerospace applications. In August 2010, we acquired the Florence, Alabama manufacturing facility, and related assets, of Nichols Wire, Incorporated (“Nichols”), which manufactures bare mechanical alloy wire products, nails and aluminum rod and expands our offerings of small diameter rod, bar and wire products to our core end market segments for aerospace, general engineering and automotive applications. In January 2011, we purchased the manufacturing facility in Chandler, Arizona (the “Chandler, Arizona (Extrusion) facility”), and related assets, of Alexco, L.L.C. (“Alexco”), which manufactures hard alloy extrusions for the aerospace industry. During 2011, we commenced an expansion of the Chandler, Arizona (Extrusion) facility to provide further capacity to manufacture hard alloy extrusions for the aerospace industry and further strengthen our broad product offerings for aerospace applications.

The Exchange Offer

The Exchange Offer	We are offering to exchange up to $225,000,000 aggregate principal amount of the Exchange Notes for an equal principal amount of the Original Notes. The Original Notes were issued by Kaiser Aluminum on May 23, 2012. The terms of the Exchange Notes are identical in all material respects to those of the Original Notes, except that the Exchange Notes will be issued in a transaction registered under the Securities Act, and the transfer restrictions, registration rights and related special interest provisions applicable to the Original Notes will not apply to the Exchange Notes. The Exchange Notes will be of the same class as the outstanding Original Notes. See “The Exchange Offer—Terms of the Exchange Offer.”

Purpose of the Exchange Offer	The Exchange Notes are being offered to satisfy our obligations under the registration rights agreement entered into with the initial purchasers of the Notes at the time the Original Notes were issued and sold.

Expiration Date; Withdrawal of Tenders; Return of Original Notes Not Accepted for Exchange	The Exchange Offer will expire at 5:00 p.m., New York City time, on September 11, 2012, or on a later date and time to which we extend it. Tenders of Original Notes in the Exchange Offer may be withdrawn at any time prior to the Expiration Date. We will exchange the Exchange Notes for validly tendered Original Notes promptly following the Expiration Date. Any Original Notes that are not accepted for exchange for any reason will be returned by us, at our expense, to the tendering holder promptly after the expiration or termination of the Exchange Offer.

Procedures for Tendering Original Notes	For all Original Notes held in book-entry form, the holder must tender its Original Notes by means of the Depository Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that program. Each holder of Original Notes in certificated form wishing to participate in the Exchange Offer must complete, sign and date the accompanying letter of transmittal, or its facsimile, in accordance with its instructions, and mail or otherwise deliver it, or its facsimile, together with the Original Notes and any other required documentation to the exchange agent at the address in the letter of transmittal. See “The Exchange Offer—Procedures for Tendering Original Notes.”

Guaranteed Delivery Procedures	If you wish to tender your Original Notes, but cannot properly do so prior to the Expiration Date, you may tender your Original Notes according to the guaranteed delivery procedures set forth in “The Exchange Offer—Terms of the Exchange Offer.”

Consequences of Failure to Exchange the Original Notes	You will continue to hold Original Notes, which will remain subject to their existing transfer restrictions if you do not validly tender your Original Notes or you tender your Original Notes and they are not accepted for exchange. With some limited exceptions, we will have no obligation to register the Original Notes after we consummate the Exchange Offer. See “The Exchange Offer—Terms of the Exchange Offer” and “The Exchange Offer—Consequences of Failure to Exchange.”

Conditions to the Exchange Offer	The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange. The Exchange Offer is subject to customary conditions, which may be waived by us in our discretion. We currently expect that all of the conditions will be satisfied and that no waivers will be necessary.

Exchange Agent	Wells Fargo Bank, National Association.

U.S. Federal Income Tax Considerations	Your exchange of an Original Note for an Exchange Note will not constitute a taxable exchange. The exchange will not result in taxable income, gain or loss being recognized by you or by us. Immediately after the exchange, you will have the same adjusted basis and holding period in each Exchange Note received as you had immediately prior to the exchange in the corresponding Original Note surrendered. See “Certain U.S. Federal Income Tax Considerations.”

Risk Factors	You should consider carefully the risk factors beginning on page 11 of this prospectus, and the risk factors incorporated by reference into this prospectus, before deciding whether to participate in the Exchange Offer.

The Exchange Notes

The following summary contains basic information about the Exchange Notes and is not intended to be complete. The terms of the Exchange Notes are identical in all material aspects to those of the Original Notes, except for the transfer restrictions and registration rights and related special interest provisions relating to the Original Notes will not apply to the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete understanding of the Exchange Notes, see “Description of Notes.”

Issuer	Kaiser Aluminum Corporation

Notes Offered	$225.0 million aggregate principal amount of 8.250% Senior Notes due 2020. The Exchange Notes offered hereby will be of the same class as the Original Notes.

Maturity	June 1, 2020.

Interest Rate	8.250% per year.

Interest Payment Dates	June 1 and December 1, commencing December 1, 2012. Interest will accrue from May 23, 2012.

Optional redemption

The Exchange Notes will be redeemable at our option, in whole or in part, at any time on or after June 1, 2016, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to June 1, 2015, we may redeem up to 35% of the original principal amount of the Exchange Notes with the proceeds of certain equity offerings at a redemption price of 108.250% of the principal amount of the Exchange Notes, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to June 1, 2016, we may also redeem some or all of the Exchange Notes at a price equal to 100% of the principal amount of the Exchange Notes, plus accrued and unpaid interest, if any, to the redemption date, plus a “make-whole premium.”

Change of control offer	Upon the occurrence of specific kinds of changes of control, you will have the right, as holders of the Exchange Notes, to cause us to repurchase some or all of your Exchange Notes at 101% of their face amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of Notes—Repurchase at the option of holders—Change of control.”

Asset sale offer	If the issuer or its restricted subsidiaries sell assets, under certain circumstances, the issuer will be required to use the net proceeds to make an offer to purchase Exchange Notes at an offer price in cash in an amount equal to 100% of the principal amount of the Exchange Notes plus accrued and unpaid interest, if any, to the repurchase date. See “Description of Notes—Repurchase at the option of holders—Asset sales.”

Note guarantees	The Exchange Notes will be guaranteed on a senior unsecured basis by all of our existing and future direct and indirect domestic subsidiaries that are borrowers or guarantors under our credit agreement with JPMorgan Chase Bank, N.A., as administrative agent, and the other financial institutions party thereto, as amended or replaced (the “revolving credit facility”). Under certain circumstances, subsidiary guarantors may be released from their note guarantees without the consent of the holders of Notes. See “Description of Notes—Subsidiary guarantees.”

As of June 30, 2012, the Company’s subsidiaries that are not subsidiary guarantors:

•      had consolidated assets (excluding intercompany assets and investments in subsidiaries) of $27.4 million, which represented 1.6% of the total consolidated assets of the Company and its subsidiaries; and

•      had consolidated total liabilities (excluding intercompany liabilities) of approximately $28.1 million, which represented 4.1% of the total consolidated liabilities of the Company and its subsidiaries.

For the six months ended June 30, 2012, the Company’s subsidiaries that are not subsidiary guarantors:

•      generated consolidated total net sales of $64.7 million, which represented approximately 9.1% of the consolidated total revenues of the Company and its subsidiaries; and

•      generated consolidated operating income of $4.6 million, which represented approximately 5.4% of the consolidated operating income of the Company and its subsidiaries.

Ranking

The Exchange Notes and the note guarantees will be our and the subsidiary guarantors’ senior unsecured obligations and will:

•      rank senior in right of payment to all of our and the subsidiary guarantors’ future subordinated indebtedness;

•      rank equally in right of payment with all of our and the subsidiary guarantors’ existing and future senior indebtedness;

•      be effectively subordinated to any of our and the subsidiary guarantors’ existing and future secured debt, to the extent of the value of the assets securing such debt;

•      be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries that do not guarantee the Exchange Notes; and

•      be structurally senior to our cash convertible senior notes due 2015 (the “cash convertible senior notes”), which are not guaranteed by our subsidiaries, due to the note guarantees.

As of July 20, 2012:

•      we had approximately $400.0 million of total indebtedness (including the Notes), all of which ranked equally with the Notes;

•      of our total indebtedness, we had no secured indebtedness under our revolving credit facility to which the Notes were effectively subordinated;

•       we had commitments available to be borrowed under the revolving credit facility of $265.7 million (after giving effect to $8.7 million of outstanding letters of credit), all of which was secured indebtedness; and

•      our non-guarantor subsidiaries had approximately $28.1 million of total liabilities (including trade payables), all of which was structurally senior to the Notes.

Covenants

We issued the Original Notes, and will issue the Exchange Notes, under an indenture with Wells Fargo Bank, National Association, as trustee. The indenture, among other things, limits our ability and the ability of our restricted subsidiaries to:

•      incur additional indebtedness and guarantee indebtedness;

•      pay dividends or make other distributions or repurchase or redeem our capital stock;

•      prepay, redeem or repurchase certain debt;

•      issue certain preferred stock or similar equity securities;

•      make loans and investments;

•      sell assets;

•      incur liens;

•      enter into transactions with affiliates;

•      alter the businesses we conduct;

•      enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•      consolidate, merge or sell all or substantially all of our assets.

These covenants are subject to a number of important exceptions and qualifications. For more details, see “Description of Notes.”

Absence of public market for the Notes	There is no public trading market for the Exchange Notes, and we do not intend to apply for a listing of the Exchange Notes on any securities exchange or an automated dealer quotation system. Accordingly, a liquid market for Exchange Notes may not develop.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange Notes. See “Use of Proceeds.”

Trustee	Wells Fargo Bank, National Association.

Summary Historical Financial Information

Set forth below is a summary of our consolidated financial and operating data for the periods indicated. The summary consolidated financial and operating data and statement of income data for the periods ended December 31, 2009, 2010 and 2011 and the balance sheet data as of December 31, 2010 and 2011 have been derived from our audited consolidated financial statements incorporated by reference herein. Our summary consolidated financial and operating data and statement of income data for the six months ended June 30, 2011 and 2012, and the balance sheet data as of June 30, 2012 are derived from our unaudited consolidated financial statements incorporated by reference herein, and include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of this information. The balance sheet data as of December 31, 2009 has been derived from audited consolidated financial statements not included or incorporated by reference into this prospectus.

You should read the following summary consolidated financial and operating data in conjunction with “Risk factors” and “Capitalization” included elsewhere in this prospectus, as well as with the information under the headings “Management’s discussion and analysis of financial condition and results of operations” and “Risk Factors,” and with our audited and unaudited consolidated financial statements and related notes and other information contained in our Form 10-K, our subsequently filed Form 10-Qs and the other documents incorporated by reference herein.

	Year ended December 31,						Six Months ended June 30,
	2009		2010		2011		2011	2012
	(in millions of dollars, except shipments)
Statement of income data:
Net sales	$987.0		$1,079.1		$1,301.3		$661.4	$710.6
Operating income	118.7		41.1		55.0		34.5	85.8
Net income	70.5		12.0		25.1		14.9	47.5
Other financial and operating data:
Value added revenue(1)	$513.4		$555.9		$644.2		$316.3	$380.3
Hedged cost of alloyed metal	383.7		523.2		657.1		345.1	330.3
Total cash dividends paid	19.6		19.0		18.9		9.4	9.8
Capital expenditures	59.2		38.9		32.5		14.1	16.9
Depreciation and amortization expense	16.4		19.8		25.2		12.7	12.9
Interest expense	—		11.8		18.0		8.9	10.6
Cash provided by operating activities	127.7		66.3		62.8		32.9	74.7
Cash (used in) provided by financing activities	(56.9)		85.4		(32.3)		(11.1)	203.3
Cash used in investing activities	(40.7)		(46.4)		(116.3)		(97.6)	(10.0)
Shipments (mm lbs)(2)	428.5		514.2		560.9		289.3	303.9
Ratio of Earnings to Fixed Charges	23.6x	(3)	2.3x	(4)	2.8x	(5)	—	6.7	x(6)

	As of December 31,			As of June 30,
	2009	2010	2011	2012
	(in millions of dollars)
Balance sheet data:
Total assets	$1,054.6	$1,318.9	$1,320.6	$1,661.4
Cash and cash equivalents	30.3	135.6	49.8	317.8
Total stockholders’ equity	870.3	888.7	872.8	983.6
Long-term borrowings, including amounts due within one year	7.0	188.0	179.7	400.0

(1)	Value added revenue represents net sales less Anglesey related sales and hedged cost of alloyed metal. Value added revenue is not intended to be used as an alternative to any measure of the Company’s performance in accordance with accounting principles generally accepted in the United States but rather to allow users of the Company’s financial statements to consider the Company’s results both in light of and separately from items such as the fluctuation in underlying metal prices. The following table reconciles value added revenue to the most directly comparable financial measure, which is net sales.

	Year ended December 31,			Six Months ended June 30,
	2009	2010	2011	2011	2012
	(in millions of dollars, except shipments)
Net sales	$987.0	$1,079.1	$1,301.3	$661.4	$710.6
Anglesey related sales	(89.9)	(0.3)	—	—	—
Hedged cost of alloyed metal	(383.7)	(523.2)	(657.1)	(345.1)	(330.3)
Value added revenue	$513.4	$555.9	$644.2	$316.3	$380.3

(2)	Amounts represent pounds shipped in our Fabricated Products segment.
(3)	Earnings were affected by a non-cash mark-to-market gain of $80.5 million relating to our derivative positions, a non-cash VEBA charge of $5.3 million and a non-cash lower of cost or market inventory write-down of $9.3 million.
(4)	Earnings were affected by a non-cash mark-to-market loss of $5.6 million relating to our derivative positions and a non-cash VEBA charge of $5.1 million.
(5)	Earnings were affected by a non-cash mark-to-market loss of $25.9 million relating to our derivative positions and a non-cash VEBA benefit of $6.0 million.
(6)	Earnings were affected by a non-cash mark-to-market gain of $4.2 million relating to our derivative positions and a non-cash VEBA benefit of $6.0 million.

RISK FACTORS

The terms of the Exchange Notes are identical in all material aspects to those of the Original Notes, except for the transfer restrictions and registration rights and related special interest provisions relating to the Original Notes that do not apply to the Exchange Notes. This section describes some, but not all, of the risks of acquiring the Exchange Notes and participating in the Exchange Offer. Before making an investment decision, you should carefully consider the risk factors described below, the risk factors included in the Company’s Annual Report on Form 10-K and in Exhibit 99.2 to the Company’s Form 8-K filed with the SEC on May 24, 2012, each of which is incorporated by reference herein, as well as the risks described in our other filings with the SEC that are incorporated by reference herein.

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the Notes.

We have a significant amount of indebtedness. As of July 20, 2012, our total debt was approximately $400.0 million, and we had borrowing availability of $265.7 million under our revolving credit facility (after giving effect to $8.7 million of outstanding letters of credit).

Subject to the limits contained in our revolving credit facility, the indentures governing the cash convertible senior notes and the Notes and our other debt instruments, we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of the Notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to the Notes and our other debt;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

•

requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our revolving credit facility, are at variable rates of interest;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

In addition, the indentures governing the cash convertible senior notes and the Notes and our revolving credit facility contain restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all our debt.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our debt.

Our ability to make scheduled payments of the principal of, to pay interest on or refinance our debt obligations, including the Notes and our cash convertible senior notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the Notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the Notes. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. Our revolving credit facility and the indenture governing the Notes restrict our ability to dispose of assets and use the proceeds from those dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due.

If we cannot make scheduled payments on our debt, we will be in default and holders of the Notes could declare all outstanding principal and interest to be due and payable, the lenders under our revolving credit facility could terminate their commitments to loan money, the lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation.

We are a holding company and depend on our subsidiaries for cash to meet our obligations and pay any dividends.

We are a holding company and conduct all of our operations through our subsidiaries, certain of which are not guarantors of our Notes or our other indebtedness. Accordingly, repayment of our indebtedness, including the Notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the Notes or other indebtedness, our subsidiaries do not have any obligation to pay amounts due on the Notes or other indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Notes. Each of our subsidiaries is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While our revolving credit facility and the indenture governing the Notes limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Notes.

Despite our current level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

We and our subsidiaries may be able to incur significant additional indebtedness in the future. Although our revolving credit facility and the indenture governing the Notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the Notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. In addition, as of July 20, 2012, our revolving credit facility would have provided for borrowing availability of $265.7 million (after giving effect to $8.7 million of outstanding letters of credit), subject to certain conditions. All of those borrowings would be secured indebtedness. If new debt is added to our current debt levels, the related risks that we and the subsidiary guarantors now face could intensify. See “Description of other indebtedness” and “Description of Notes.”

Covenants and events of default in our debt instruments could limit our ability to undertake certain types of transactions and adversely affect our liquidity.

Our revolving credit facility and the indenture governing our Notes contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability to:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends or make other distributions or repurchase or redeem capital stock;

•	prepay, redeem or repurchase certain debt;

•	issue certain preferred stock or similar equity securities;

•	make loans and investments;

•	sell assets;

•	incur liens;

•	enter into transactions with affiliates;

•	alter the businesses we conduct;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

However, while the indenture governing the Notes places limitations on our ability to pay dividends or make other distributions, repurchase or redeem capital stock, and make loans and investments, these limitations are subject to significant qualifications and exceptions. The aggregate amount of payments made in compliance with these limitations could be substantial. In addition, the restrictive covenants in our revolving credit facility require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we may be unable to meet them. You should read our more detailed descriptions of our revolving credit facility and the indenture governing our Notes in our filings with the SEC, as well as the documents themselves, for further information about these covenants.

A breach of the covenants or restrictions under the indenture governing the Notes or under our revolving credit facility could result in an event of default under the applicable indebtedness. Such a default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under our revolving credit facility could permit the lenders under our revolving credit facility to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under our revolving credit facility, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event our lenders or noteholders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our strategy. In addition, our financial results, our substantial indebtedness and our credit ratings could adversely affect the availability and terms of our financing.

In addition, a payment default, including an acceleration following an event of default, under our revolving credit facility or under our indentures for our cash convertible senior notes and our Notes, could each trigger an event of default under the other debt instrument, which could result in the principal of and the accrued and unpaid interest on such debt becoming due and payable.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our revolving credit facility are at variable rates of interest and expose us to interest rate risk. If interest rates were to increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. Assuming all loans are fully drawn, each quarter point change in interest rates would result in a $0.7 million change in annual interest expense on our indebtedness under our revolving credit facility. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.

The Original Notes are, and the Exchange Notes will be, effectively subordinated to our and our subsidiary guarantors’ indebtedness under our revolving credit facility and any other secured indebtedness to the extent of the value of the property securing that indebtedness.

The Original Notes are not, and the Exchange Notes will not be, secured by any of our and our subsidiary guarantors’ assets. As a result, the Notes and the note guarantees will be effectively subordinated to our and our subsidiary guarantors’ indebtedness under our revolving credit facility with respect to the assets that secure that indebtedness. As of July 20, 2012, we had $8.7 million in letters of credit outstanding under our revolving credit facility, resulting in total unused availability of approximately $265.7 million. In addition, we may incur additional secured debt in the future. The effect of this subordination is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of the issuer or the subsidiary guarantors, the proceeds from the sale of assets securing our secured indebtedness will be available to pay obligations on the Notes only after all indebtedness under our revolving credit facility and that other secured debt has been paid in full. As a result, the holders of the Notes may receive less, ratably, than the holders of secured debt in the event of our and our subsidiary guarantors’ bankruptcy, insolvency, liquidation, dissolution or reorganization.

The Original Notes are, and the Exchange Notes will be, structurally subordinated to all obligations of existing and future subsidiaries that are not and do not become guarantors of the Notes.

The Original Notes are, and the Exchange Notes will be, guaranteed by each existing and subsequently acquired or organized subsidiaries that are borrowers under or otherwise guarantee our revolving credit facility or that, in the future, guarantee other indebtedness of the issuer or indebtedness of another subsidiary guarantor. Except for such subsidiary guarantors of the Notes, the issuer’s subsidiaries, including all non-domestic subsidiaries, will have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The Notes and note guarantees will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor, all of that subsidiary’s creditors (including trade creditors) would be entitled to payment in full out of that subsidiary’s assets before the issuer would be entitled to any payment.

In addition, the indentures governing the cash convertible senior notes and the Notes will, subject to some limitations, permit these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

As of June 30, 2012, the Company’s subsidiaries that are not subsidiary guarantors had consolidated assets (excluding intercompany assets and investments in subsidiaries) of $27.4 million, which represented 1.6% of our consolidated total assets and consolidated total liabilities (excluding intercompany liabilities) of approximately $28.1 million, including trade payables, which accounted for approximately 4.1% of our consolidated liabilities. For the six months ended June 30, 2012, subsidiaries that are not subsidiary guarantors generated consolidated total net sales of $64.7 million, which represented 9.1% of our consolidated total net sales, and consolidated operating income of $4.6 million, which represented 5.4% of our consolidated operating income.

In addition, subsidiaries that provide, or will provide, note guarantees will be automatically released from those note guarantees upon the occurrence of certain events, including the following:

•	the designation of that subsidiary guarantor as an unrestricted subsidiary;

•	the release or discharge of any guarantee or indebtedness that resulted in the creation of the note guarantee of the Notes by such subsidiary guarantor; or

•	the sale or other disposition, including the sale of substantially all the assets, of that subsidiary guarantor.

If any note guarantee is released, no holder of the Notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the Notes. See “Description of Notes—Subsidiary guarantees.”

We may not be able to repurchase the Notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding Notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. Additionally, under our revolving credit facility, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the credit agreement and the commitments to lend would terminate. The source of funds for any purchase of the Notes and repayment of borrowings under our revolving credit facility would be our available cash or cash generated from operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the Notes upon a change of control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. If we fail to repurchase the Notes in that circumstance, we will be in default under the indenture that governs the Original Notes and will govern the Exchange Notes. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the Notes may be limited by law. In order to avoid the obligations to repurchase the Notes and events of default and potential breaches of our revolving credit facility, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, certain important corporate events, such as leveraged recapitalizations, may not, under the indenture that governs the Original Notes and will govern the Exchange Notes, constitute a “change of control” that would require us to repurchase the Notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the Notes. See “Description of Notes—Repurchase at the option of holders—Change of control.”

The exercise by the holders of Notes of their right to require us to repurchase the Notes pursuant to a change of control offer could cause a default under the agreements governing our other indebtedness, including future agreements, even if the change of control itself does not, due to the financial effect of such repurchases on us. In the event a change of control offer is required to be made at a time when we are prohibited from purchasing Notes, we could attempt to refinance the borrowings that contain such prohibitions. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing Notes. In that case, our failure to purchase tendered Notes would constitute an event of default under the indenture which could, in turn, constitute a default under our other indebtedness. Finally, our ability to pay cash to the holders of Notes upon a repurchase may be limited by our then existing financial resources.

Holders of the Notes may not be able to determine when a change of control giving rise to their right to have the Notes repurchased has occurred following a sale of “substantially all” of our assets.

One of the circumstances under which a change of control may occur is upon the sale or disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of a sale of less than all our assets to another person may be uncertain.

Many of the covenants in the indenture that governs the Original Notes and will govern the Exchange Notes will not apply during any period in which the Notes are rated investment grade by both Standard & Poor’s and Moody’s.

Many of the covenants in the indenture that governs the Original Notes and will govern the Exchange Notes will not apply to us during any period in which the Notes are rated investment grade by both Standard & Poor’s and Moody’s, provided at such time no default or event of default has occurred and is continuing. These covenants will restrict among other things, our ability to pay distributions, incur debt and to enter into certain other transactions. There can be no assurance that the Notes will ever be rated investment grade, or that if they are rated investment grade, that the Notes will maintain these ratings. However, suspension of these covenants would allow us to incur debt, pay dividends and make other distributions and engage in certain other transactions that would not be permitted while these covenants were in force. To the extent the covenants are subsequently reinstated, any such actions taken while the covenants were suspended would not result in an event of default under the indenture that governs the Original Notes and will govern the Exchange Notes. See “Description of Notes—Certain covenants—Covenant suspension.”

Federal and state fraudulent transfer laws may permit a court to void the note guarantees, and if that occurs, you may not receive any payments on the Notes and may be required to return payments received.

Federal and state fraudulent transfer and conveyance statutes may apply to the incurrence of the note guarantees of the Notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the note guarantees could be voided as a fraudulent transfer or conveyance if any of the subsidiary guarantors (a) incurred the note guarantees with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for incurring the note guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

•	any of the subsidiary guarantors were insolvent or rendered insolvent by reason of the incurrence of the note guarantees;

•	the incurrence of the note guarantees left any of the subsidiary guarantors with an unreasonably small amount of capital or assets to carry on the business;

•	any of the subsidiary guarantors intended to, or believed that such subsidiary guarantor would, incur debts beyond such subsidiary guarantor’s ability to pay as they mature; or

•

any of the subsidiary guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against the subsidiary guarantor if, in either case, the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its note guarantee to the extent the subsidiary guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the Notes.

We cannot be certain as to the standards a court would use to determine whether or not the subsidiary guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the note guarantees would be subordinated to any other debt. In general, however, a court would deem an entity insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the incurrence of a note guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under that note guarantee, could subordinate the note guarantee to presently existing and future indebtedness of the related subsidiary guarantor or could require the holders of the Notes to repay any amounts received with respect to that note guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the Notes. Further, the avoidance of the Notes could result in an event of default with respect to other debt that could result in acceleration of that debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the Notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of Notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of Notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

Although each guarantee entered into by a guarantor subsidiary will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless. Although overturned on other grounds, in a recent Florida bankruptcy case, this type of provision was found to be ineffective to protect guarantees.

We cannot be sure that a market for the Exchange Notes, if any, will develop or continue.

The Exchange Notes will be new securities for which there is currently no public market. We do not intend to apply for listing of the Exchange Notes on any securities exchange. The liquidity of the trading market in the Exchange Notes and the market price quoted for the Exchange Notes may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the financial performance. We cannot assure you that an active trading market will develop or be maintained for the Exchange Notes. If an active market does not develop or is not maintained, the market price of the Exchange Notes may decline and you may not be able to resell the Exchange Notes at the time, or at the prices, you would expect.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Our debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes. Credit ratings are not recommendations to purchase, hold or sell the Notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the Notes. Any downgrade by either Standard & Poor’s or Moody’s would increase the interest rate on our revolving credit facility, decrease earnings and may result in higher borrowing costs.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the Notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your Notes without a substantial discount.

If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid.

Original Notes that you do not tender, or we do not accept, will, following the Exchange Offer, continue to be restricted securities, and you may not offer to sell them except as pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue Exchange Notes in exchange for the Original Notes pursuant to the Exchange Offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer—Procedures for Tendering Original Notes” and “The Exchange Offer—Conditions to the Exchange Offer.” These procedures and conditions include timely receipt by the exchange agent of such Original Notes (or a confirmation of book-entry transfer) and of a properly completed and duly executed letter of transmittal (or an agent’s message from the Depositary Trust Company).

Because we anticipate that all or substantially all holders of Original Notes will elect to exchange their Original Notes in this Exchange Offer, we expect that the market for any Original Notes remaining after the completion of the Exchange Offer will be substantially limited. Any Original Notes tendered and exchanged in the Exchange Offer will reduce the aggregate principal amount of the Original Notes outstanding. Following the Exchange Offer, if you do not tender your Original Notes, you generally will not have any further registration rights, and your Original Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Original Notes could be adversely affected.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following tables present our selected historical consolidated financial information as of and for the years ended December 31, 2011, 2010, 2009, 2008 and 2007 and as of June 30, 2012 and for the six months ended June 30, 2012 and 2011. The selected historical financial information as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 has been derived from our audited consolidated financial statements and related notes, which are incorporated by reference herein. The selected historical financial information as of June 30, 2012 and for the six months ended June 30, 2012 and 2011, has been derived from our unaudited consolidated financial statements and related notes, which are incorporated by reference herein. The selected historical financial information as of December 31, 2009, 2008 and 2007 and for the years ended December 31, 2008 and 2007 has been derived from audited consolidated financial statements not included or incorporated by reference herein.

The selected historical financial information presented below should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and the related notes, certain of which are incorporated by reference herein.

	Year ended December 31,					Six Months ended June 30,
	2007	2008	2009	2010	2011	2011	2012
	(In millions of dollars, except shipments)
Statement of income data:
Net sales	$1,504.5	$1,508.2	$987.0	$1,079.1	$1,301.3	$661.4	$710.6
Operating income (loss)	182.0	(91.0)	118.7	41.1	55.0	34.5	85.8
Net income (loss)	101.0	(68.5)	70.5	12.0	25.1	14.9	47.5
Other financial and operating data:
Hedged cost of alloyed metal	$659.1	$664.3	$383.7	$523.2	$657.1	$345.1	$330.3
Total cash dividends paid	7.4	17.2	19.6	19.0	18.9	9.4	9.8
Capital expenditures	61.8	93.2	59.2	38.9	32.5	14.1	16.9
Depreciation and amortization expense	11.9	14.7	16.4	19.8	25.2	12.7	12.9
Interest expense	(4.3)	(1.0)	—	11.8	18.0	8.9	10.6
Cash provided by operating activities	129.6	46.9	127.7	66.3	62.8	32.9	74.7
Cash (used in) provided by financing activities	(58.3)	(2.9)	(56.9)	85.4	(32.3)	(11.1)	203.3
Cash used in investing activities	(52.6)	(112.5)	(40.7)	(46.4)	(116.3)	(97.6)	(10.0)
Shipments (mm lbs)(1)	547.8	558.5	428.5	514.2	560.9	289.3	303.9

	As of December 31,					As of June 30,
	2007	2008	2009	2010	2011	2012
Total assets	$1,165.2	$1,145.4	$1,054.6	$1,318.9	$1,320.6	$1,661.4
Cash and cash equivalents	68.7	0.2	30.3	135.6	49.8	317.8
Total stockholders’ equity	942.8	788.1	870.3	888.7	872.8	983.6
Long-term borrowings, including amounts due within one year	—	43.0	7.0	188.0	179.7	400.0

(1)	Amounts represent pounds shipped in our Fabricated Products segment.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the offer and sale of the Original Notes, each of Kaiser Aluminum and the guarantors entered into a registration rights agreement with the initial purchasers of the Original Notes. We are making the Exchange Offer to satisfy our obligations under the registration rights agreement.

Terms of the Exchange Offer

Kaiser Aluminum is offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, Exchange Notes for an equal principal amount of Original Notes. The terms of the Exchange Notes are identical in all material respects to those of the Original Notes, except for transfer restrictions, registration rights and special interest provisions relating to the Original Notes that will not apply to the Exchange Notes. The Exchange Notes will be entitled to the benefits of the indenture under which the Original Notes were issued. See “Description of Notes.”

The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered or accepted for exchange. As of the date of this prospectus, $225.0 million aggregate principal amount of the Original Notes was outstanding. Original Notes tendered in the Exchange Offer must be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Based on certain interpretive letters issued by the staff of the SEC to third parties in unrelated transactions, holders of Original Notes, except any holder who is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, who exchange their Original Notes for Exchange Notes pursuant to the Exchange Offer generally may offer the Exchange Notes for resale, resell the Exchange Notes and otherwise transfer the Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Exchange Notes are acquired in the ordinary course of the holders’ business and such holders are not participating in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where the Original Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes as described in “Plan of Distribution.” In addition, to comply with the securities laws of individual jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and complied with. We have agreed, pursuant to the registration rights agreement, to file with the SEC a registration statement (of which this prospectus forms a part) with respect to the Exchange Notes. If you do not exchange Original Notes for Exchange Notes pursuant to the Exchange Offer, your Original Notes will continue to be subject to restrictions on transfer.

If any holder of the Original Notes is an affiliate of ours, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes to be acquired in the Exchange Offer, the holder would not be able to rely on the applicable interpretations of the SEC and would be required to comply with the registration requirements of the Securities Act, except for resales made pursuant to an exemption from, or in a transaction not subject to, the registration requirement of the Securities Act and applicable state securities laws.

Expiration Date; Extensions; Termination; Amendments

The Exchange Offer expires on the Expiration Date, which is 5:00 p.m., New York City time, on September 11, 2012 unless we, in our sole discretion, extend the period during which the Exchange Offer is open. We will keep the Exchange Offer open for the period required by applicable law, but in any event for at least twenty business days.

We reserve the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to Wells Fargo Bank, National Association, the exchange agent, and by public announcement communicated by no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date, unless otherwise required by applicable law or regulation, by making a release to PR Newswire or other wire service. During any extension of the Exchange Offer, all Original Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by us.

The exchange date will be promptly following the Expiration Date. We expressly reserve the right to:

•

terminate the Exchange Offer and not accept for exchange any Original Notes for any reason, including if any of the events set forth below under “—Conditions to the Exchange Offer” shall have occurred and shall not have been waived by us; and

•	amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Original Notes.

If any termination or material amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the Original Notes as promptly as practicable. Additionally, in the event of a material amendment or change in the Exchange Offer, which would include any waiver of a material condition hereof, we will extend the offer period, if necessary, so that at least five business days remain in the Exchange Offer following notice of the material amendment or change, as applicable.

Unless we terminate the Exchange Offer prior to the Expiration Date, we will exchange the Exchange Notes for the tendered Original Notes promptly after the Expiration Date, and will issue to the exchange agent Exchange Notes for Original Notes validly tendered, not withdrawn and accepted for exchange. Any Original Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after expiration or termination of the Exchange Offer. See “—Acceptance of Original Notes for Exchange; Delivery of Exchange Notes.”

This prospectus and the accompanying letter of transmittal and other relevant materials will be mailed by us to record holders of Original Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Original Notes.

Procedures for Tendering Original Notes

The tender of Original Notes by you pursuant to any one of the procedures set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

General Procedures. For all Original Notes held in book-entry form, the holder must tender its Original Notes by means of the ATOP, subject to the terms and procedures of that system. If delivery is made through ATOP, the holder must transmit an agent’s message to the exchange agent’s account at DTC. The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgement that the holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the holder.

For Original Notes held in certificated form, the holder may tender Original Notes by:

•

properly completing and signing the accompanying letter of transmittal or a facsimile and delivering the letter of transmittal, including all other documents required by the letter of transmittal, together with the Original Notes; or

•	complying with the guaranteed delivery procedures described below.

If tendered Original Notes in certificated form are registered in the name of the signer of the accompanying letter of transmittal and the Exchange Notes to be issued in exchange for those Original Notes are to be issued, or if a new note representing any untendered Original Notes is to be issued, in the name of the registered holder, the signature of the signer need not be guaranteed. In any other case, the tendered Original Notes in certificated form must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office or correspondent in the United States or by a member firm of a national securities exchange or of the National Association of Securities Dealers, Inc. or by a member of a signature medallion program such as “STAMP.” If the Exchange Notes and/or Original Notes in certificated form not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Original Notes, the signature on the letter of transmittal must be guaranteed by an eligible institution.

Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Original Notes should contact the registered holder promptly and instruct the registered holder to tender Original Notes on the beneficial owner’s behalf. If the beneficial owner wishes to tender the Original Notes itself, the beneficial owner must, prior to completing and executing the accompanying letter of transmittal and delivering the Original Notes, either make appropriate arrangements to register ownership of the Original Notes in the beneficial owner’s name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

A tender will be deemed to have been received as of the date when:

•

in the case of notes held in certificated form, the tendering holder’s properly completed and duly signed letter of transmittal accompanied by the holder’s Original Notes is received by the exchange agent;

•	in the case of notes held in book-entry form, the tendering holder’s book-entry confirmation along with an agent’s message is received by the exchange agent; or

•	the holder has complied with the guaranteed delivery procedures described below.

Issuances of Exchange Notes in exchange for Original Notes in certificated form tendered pursuant to a notice of guaranteed delivery or letter or facsimile transmission to similar effect by an eligible institution will be made only against deposit of the letter of transmittal and Original Notes and any other required documents.

All questions as to the validity, form, eligibility, time of receipt, acceptance, or withdrawal of tendered Original Notes will be determined by us and will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, upon advice of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions to the Exchange Offer or any defects or irregularities in tenders of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. Neither we, the exchange agent, the trustee nor any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Exchange Offer, including the letter of transmittal and its instructions, will be final and binding.

The method of delivery of all documents is at the election and risk of the tendering holder, and delivery will be deemed made only when actually received and confirmed by the exchange agent. If the delivery is by mail, it is recommended that registered mail properly insured with return receipt requested be used and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the exchange agent prior to 5:00 p.m., New York City time, on the Expiration Date. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to ensure delivery to the exchange agent prior to 5:00 p.m., New York City time, on the Expiration Date. No letter of transmittal or other document should be sent to us. Beneficial owners may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

Book-Entry Transfer. The exchange agent will make a request to establish an account with respect to the Original Notes at DTC for purposes of the Exchange Offer within two business days after this prospectus is mailed to holders, and any financial institution that is a participant in DTC may make book-entry delivery of Original Notes by causing DTC to transfer the Original Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.

Guaranteed Delivery Procedures. A holder of Original Notes in book-entry form seeking to guarantee delivery of its Original Notes must do so by means of ATOP in accordance with the terms and procedures of that program. If the Original Notes are held in certificated form and are not immediately available, a tender may be effected if the exchange agent has received at its office a letter or facsimile transmission from an eligible institution setting forth the name and address of the tendering holder, the names in which the Original Notes are registered, the principal amount of the Original Notes being tendered and stating that the tender is being made thereby and guaranteeing that within three NASDAQ Stock Market trading days after the Expiration Date a properly completed and duly executed letter of transmittal and any other required documents together with the certificates for all physically tendered Original Notes, in proper form for transfer, will be delivered by the eligible institution to the exchange agent in accordance with the procedures outlined above. Unless Original Notes being tendered by the above-described method are deposited with the exchange agent within the time period set forth above and accompanied or preceded by a properly completed letter of transmittal and any other required documents, we may, at our option, reject the tender. Additional copies of a notice of guaranteed delivery which may be used by eligible institutions for the purposes described in this paragraph are available from the exchange agent.

Terms and Conditions Contained in the Letter of Transmittal

The accompanying letter of transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer. Holders of Original Notes held in book-entry form should not submit a letter of transmittal. However, all holders who exchange their Original Notes held in book-entry form for Exchange Notes in accordance with the procedures outlined above will be deemed to have acknowledged receipt of, and agreed to be bound by, and to have made all of the representations and warranties contained in the letter of transmittal.

The transferring party tendering Original Notes for exchange will be deemed to have exchanged, assigned and transferred the Original Notes to us and irrevocably constituted and appointed the exchange agent as the transferor’s agent and attorney-in-fact to cause the Original Notes to be assigned, transferred and exchanged. The transferor will be required to represent and warrant that it has full power and authority to tender, exchange, assign and transfer the Original Notes and to acquire Exchange Notes issuable upon the exchange of the tendered Original Notes and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered Original Notes, free and clear of all liens, restrictions (other than restrictions on transfer), charges and encumbrances and that the tendered Original Notes are not and will not be subject to any adverse claim. The transferor will be required to also agree that it will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered Original Notes. The transferor will be required to agree that acceptance of any tendered Original Notes by us and the issuance of Exchange Notes in exchange for tendered and accepted Original Notes will constitute performance in full by us of our obligations under the registration rights agreement and that we will have no further obligations or liabilities under the registration rights agreement, except in certain limited circumstances. All authority conferred by the transferor will survive the death, bankruptcy or incapacity of the transferor and every obligation of the transferor will be binding upon the heirs, legal representatives, successors, assigns, executors, administrators and trustees in bankruptcy of the transferor.

By tendering Original Notes and executing the accompanying letter of transmittal, the transferor certifies that:

•

it is not an affiliate of ours or our subsidiaries or, if the transferor is an affiliate of ours or our subsidiaries, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	the Exchange Notes are being acquired in the ordinary course of business of the person receiving the Exchange Notes, whether or not the person is the registered holder;

•

the transferor has not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to engage in, a distribution, within the meaning of the Securities Act, of the Exchange Notes;

•	the transferor is not a broker-dealer who purchased the Original Notes for resale pursuant to an exemption under the Securities Act; and

•	the transferor is not restricted by any law or policy of the SEC from trading the Exchange Notes acquired in the Exchange Offer.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Withdrawal Rights

Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

For a withdrawal to be effective, a written letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in the accompanying letter of transmittal not later than 5:00 p.m., New York City time, on the Expiration Date. Any notice of withdrawal must specify the person named in the letter of transmittal as having tendered Original Notes to be withdrawn, the principal amount of Original Notes to be withdrawn, that the holder is withdrawing its election to have such Original Notes exchanged and the name of the registered holder of the Original Notes, and must be signed by the holder in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the ownership of the Original Notes being withdrawn. Properly withdrawn Original Notes may be re-tendered by following one of the procedures described under “—Procedures for Tendering Original Notes” above at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Original Notes and otherwise comply with the procedures of DTC. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us, and will be final and binding on all parties.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Original Notes validly tendered and not withdrawn and the issuance of the Exchange Notes will be made on the exchange date. For purposes of the Exchange Offer, we will be deemed to have accepted for exchange validly tendered Original Notes when and if we have given written notice to the exchange agent.

The exchange agent will act as agent for the tendering holders of Original Notes for the purposes of receiving Exchange Notes from us and causing the Original Notes to be assigned, transferred and exchanged. Original Notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures described above will be credited to an account maintained by the holder with DTC for the Original Notes, promptly after withdrawal, rejection of tender or termination of the Exchange Offer.

Conditions to the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, we will not be required to issue Exchange Notes in exchange for any properly tendered Original Notes not previously accepted and may terminate the Exchange Offer, by oral or written notice to the exchange agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, to PR Newswire or other wire service, or, at our option, modify or otherwise amend the Exchange Offer, if, in our reasonable determination:

•

there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or of the SEC:

•	seeking to restrain or prohibit the making or consummation of the Exchange Offer;

•	assessing or seeking any damages as a result thereof; or

•	resulting in a material delay in our ability to accept for exchange or exchange some or all of the Original Notes pursuant to the Exchange Offer; or

•	the Exchange Offer violates any applicable law or any applicable interpretation of the staff of the SEC.

These conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the Exchange Offer regardless of the circumstances, including any action or inaction by us, giving rise to the condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each right will be deemed an ongoing right that may be asserted at any time or from time to time. We reserve the right, notwithstanding the satisfaction of these conditions, to terminate or amend the Exchange Offer.

Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

In addition, we will not accept for exchange any Original Notes tendered, and no Exchange Notes will be issued in exchange for any Original Notes, if at such time, any stop order has been issued or is threatened with respect to the registration statement of which this prospectus is a part, or with respect to the qualification of the indenture under which the Original Notes were issued under the Trust Indenture Act, as amended.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as the exchange agent for the Exchange Offer. Questions relating to the procedure for tendering, as well as requests for additional copies of this prospectus, the accompanying letter of transmittal or a notice of guaranteed delivery, should be directed to the exchange agent addressed as follows:

By Registered Certified or Regular Mail or Overnight Courier or Hand Delivery:

Wells Fargo Bank, National Association

608 2nd Avenue South, 12th Floor

MAC: N9303-121

Minneapolis, MN 55402

Attention: Bondholder Communications

By Facsimile Transmission (Eligible Institutions Only):

(612) 667-9825

By Telephone:

(800) 344-5128

Originals of all documents sent by facsimile should be promptly sent to the exchange agent by mail, by hand or by overnight delivery service.

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Solicitation of Tenders; Expenses

We have not retained any dealer-manager or similar agent in connection with the Exchange Offer and we will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for actual and reasonable out-of-pocket expenses. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us.

No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this prospectus. If given or made, the information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made in the Exchange Offer will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or any earlier date as of which information is given in this prospectus.

The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Original Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take any action as we may deem necessary to make the Exchange Offer in any jurisdiction. In any jurisdiction where its securities laws or blue sky laws require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on our behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Appraisal Rights

You will not have dissenters’ rights or appraisal rights in connection with the Exchange Offer.

Accounting Treatment

The Exchange Notes will be recorded at the carrying value of the Original Notes as reflected on our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the exchange of Exchange Notes for Original Notes. Expenses incurred in connection with the issuance of the Exchange Notes will be amortized over the term of the Exchange Notes.

Transfer Taxes

If you tender your Original Notes, you will not be obligated to pay any transfer taxes in connection with the Exchange Offer unless you instruct us to register Exchange Notes in the name of, or request Original Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered holder, in which case you will be responsible for the payment of any applicable transfer tax.

Income Tax Considerations

We advise you to consult your own tax advisers as to your particular circumstances and the effects of any state, local or foreign tax laws to which you may be subject.

The discussion herein is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder, in each case as in effect on the date of this prospectus, all of which are subject to change.

The exchange of an Original Note for an Exchange Note will not constitute a taxable exchange. The exchange will not result in taxable income, gain or loss being recognized by you or by us. Immediately after the exchange, you will have the same adjusted basis and holding period in each Exchange Note received as you had immediately prior to the exchange in the corresponding Original Note surrendered. See “Certain U.S. Federal Income Tax Considerations” for more information.

Consequences of Failure to Exchange

As a consequence of the offer or sale of the Original Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws, holders of Original Notes who do not exchange Original Notes for Exchange Notes in the Exchange Offer will continue to be subject to the restrictions on transfer of the Original Notes. In general, the Original Notes may not be offered or sold unless such offers and sales are registered under the Securities Act, or exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Upon completion of the Exchange Offer, due to the restrictions on transfer of the Original Notes and the absence of similar restrictions applicable to the Exchange Notes, it is highly likely that the market, if any, for Original Notes will be relatively less liquid than the market for Exchange Notes. Consequently, holders of Original Notes who do not participate in the Exchange Offer could experience significant diminution in the value of their Original Notes compared to the value of the Exchange Notes.

USE OF PROCEEDS

The Exchange Offer is intended to satisfy our obligations under the registration rights agreement relating to the Original Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Original Notes, except with respect to the transfer restrictions and registration rights and related special interest provisions relating to the Original Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive, in exchange, an equal principal amount of outstanding Original Notes. The Original Notes surrendered in exchange for the Exchange Notes will be retired and cannot be reissued.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2012.

This information should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and our historical financial statements, all included elsewhere in this prospectus or incorporated by reference in this prospectus.

As of June 30, 2012
(dollars in millions)
Cash(1)	$317.8
Debt:
Revolving credit facility(2)	—
4.5% Cash convertible senior notes due 2015(3)	175.0
8.250% Senior Notes due 2020	225.0

Total debt	400.0
Total stockholders’ equity	983.6

Total capitalization(4)	$1,383.6

(1)	The $317.8 million includes proceeds from the senior notes offering of $218.6, net of the discount to the initial purchasers and other estimated fees and expenses related to the senior notes offering.
(2)	As of June 30, 2012, we had borrowing availability of $265.2 million under our revolving credit facility (after giving effect to $8.7 million of outstanding letters of credit).
(3)	Before unamortized discount of $23.4 million.
(4)	Total capitalization excludes $0.3 million in capitalized leases, which may be considered debt.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated. For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of net income before taxes plus fixed charges less capitalized interest, and “fixed charges” consist of interest expense, capitalized interest and estimated interest within rental expense.

Year ended December 31,									Six Months ended June 30,
2007	2008		2009		2010		2011		2012
20.8x(1)	—	(2)	23.6x	(3)	2.3x	(4)	2.8x	(5)	6.7x	(6)

(1)	Earnings were affected by non-cash gains, including a mark-to-market gain of $9.7 million relating to our derivative positions and a VEBA gain of $2.6 million.
(2)	Earnings were insufficient to cover fixed charges by $91.6 million and were affected by non-cash charges, including a mark-to-market charge of $87.1 million relating to our derivative positions, a lower of cost or market inventory write-down of $65.5 million and an Anglesey-related impairment charge of $37.8 million.
(3)	Earnings were affected by a non-cash mark-to-market gain of $80.5 million relating to our derivative positions, a non-cash VEBA charge of $5.3 million and a non-cash lower of cost or market inventory write-down of $9.3 million.
(4)	Earnings were affected by a non-cash mark-to-market loss of $5.6 million relating to our derivative positions and a non-cash VEBA charge of $5.1 million.
(5)	Earnings were affected by a non-cash mark-to-market loss of $25.9 million relating to our derivative positions and a non-cash VEBA benefit of $6.0 million.
(6)	Earnings were affected by a non-cash mark-to-market gain of $4.2 million relating to our derivative positions and a non-cash VEBA benefit of $6.0 million.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of certain of our indebtedness that we expect will be outstanding following consummation of this exchange offering. In this description, references to the “Company,” “we,” “us” and “our” refer only to Kaiser Aluminum Corporation, and not to any of its subsidiaries.

Revolving credit facility

The revolving credit facility provides us with a $300.0 million funding commitment through September 30, 2016. The revolving credit facility is secured by a first priority lien on substantially all of the accounts receivable, inventory and certain other related assets and proceeds of the Company and the subsidiary guarantors as well as certain machinery and equipment. Under the revolving credit facility, we are able to borrow from time to time an aggregate commitment amount equal to the lesser of $300.0 million and a borrowing base comprised of (i) 85% of eligible accounts receivable, (ii) the lesser of (a) 65% of eligible inventory and (b) 85% of the net orderly liquidation value of eligible inventory as determined in the most recent inventory appraisal ordered by the administrative agent and (iii) 85% of certain eligible machinery and equipment, reduced by certain reserves, all as specified in the revolving credit facility. Up to a maximum of $60.0 million of availability under the revolving credit facility may be utilized for letters of credit.

Borrowings under the revolving credit facility bear interest at a rate equal to either a base prime rate or the London Interbank Offered Rate, at our option, plus, in each case, a specified variable percentage determined by reference to the then-remaining borrowing availability under the revolving credit facility. The revolving credit facility may, subject to certain conditions and the agreement of lenders thereunder, be increased up to $350.0 million.

We had $274.4 million of borrowing availability under the revolving credit facility at July 20, 2012, based on the borrowing base determination then in effect. At July 20, 2012, there were no borrowings under the revolving credit facility and $8.7 million was being used to support outstanding letters of credit, leaving $265.7 million of net borrowing availability. The interest rate applicable to any overnight borrowings under the revolving credit facility would have been 4.0% at July 20, 2012.

Amounts owed under the revolving credit facility may be accelerated upon the occurrence of various events of default including, without limitation, the failure to make principal or interest payments when due and breaches of covenants, representations and warranties set forth therein. The revolving credit facility places limitations on our ability and the ability of certain of our subsidiaries to, among other things, grant liens, engage in mergers, sell assets, incur debt, make investments, undertake transactions with affiliates, pay dividends and repurchase shares. In addition, we are required to maintain a fixed charge coverage ratio on a consolidated basis at or above 1.1:1.0 if borrowing availability under the revolving credit facility is less than $30.0 million. At June 30, 2012, we were in compliance with all covenants contained in the revolving credit facility.

Cash convertible senior notes

In March 2010, we issued $175.0 million principal amount of 4.5% cash convertible senior notes due April 2015. The cash convertible senior notes are not guaranteed by any of our subsidiaries. We are required to pay interest on the cash convertible senior notes each April 1 and October 1. We account for the cash conversion feature of the cash convertible senior notes as a separate derivative instrument with the fair value on the issuance date equaling the original issue discount (“OID”) for purposes of accounting for the debt component of the cash convertible senior notes. Additionally, the initial purchasers of the cash convertible senior notes’ discounts and transaction fees of $5.9 million were capitalized as deferred financing costs. The effective interest rate of the cash convertible senior notes is approximately 11% per annum, taking into account the amortization of the OID and deferred financing costs.

Holders may convert their cash convertible senior notes at any time on or after January 1, 2015. The conversion rate of the cash convertible senior notes is subject to adjustment based on the occurrence of certain events, including, but not limited to, (i) the payment of quarterly cash dividends on the our common stock in excess of $0.24 per share, (ii) certain other stock or cash dividends, (iii) the issuance of certain rights, options or warrants, (iv) the effectuation of share splits or combinations, (v) certain distributions of property, and (vi) certain issuer tender or exchange offers. Our quarterly dividends paid or declared in 2012 exceeded $0.24 per share. Upon the payment of the quarterly dividend in August 2012, the conversion rate will be increased slightly to 20.7076 shares per $1,000 principal amount of the cash convertible senior notes and the equivalent conversion price will be approximately $48.29 per share.

Holders of the cash convertible senior notes can require us to repurchase cash convertible senior notes at a price equal to 100% of the principal amount plus any accrued and unpaid interest following a fundamental change. Fundamental changes include, but are not limited to, (i) certain ownership changes, (ii) certain recapitalizations, mergers and dispositions, (iii) shareholders’ approval of any plan or proposal for the liquidation or dissolution of the Company, and (iv) failure of our common stock to be listed on certain stock exchanges. Additionally, holders may convert cash convertible senior notes before January 1, 2015, only in certain limited circumstances determined by (i) the trading price of the cash convertible senior notes, (ii) the occurrence of specified corporate events, or (iii) the market price of our common stock. For example, if the Company’s closing stock price exceeds $62.78 for 20 trading days during a period of 30 consecutive trading days ending on a calendar quarter, the cash convertible senior notes may be converted by one or more holders. We believe in this circumstance, the market value of the cash convertible senior notes will exceed the value of shares into which they can convert, making such an early conversion unlikely. No fundamental changes or circumstances that could allow early conversion existed as of June 30, 2012. The cash convertible senior notes are not convertible into our common stock or any other securities under any circumstances, but instead will be settled in cash.

The indenture relating to the cash convertible senior notes contains customary terms and covenants, including that upon certain events of default occurring and continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the cash convertible senior notes then outstanding may declare the entire principal amount of all the cash convertible senior notes, and the interest accrued on such Notes, to be immediately due and payable.

DESCRIPTION OF NOTES

General

The Original Notes were issued by the Company, and the Exchange Notes will be issued by the Company, under an indenture (the “Indenture”), among the Company, Wells Fargo Bank, National Association, as Trustee (including any successor thereto under the Indenture, the “Trustee”) and the Subsidiary Guarantors. The Indenture has been qualified and is subject to and governed by the Trust Indenture Act of 1939 (the “TIA”). The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights and our obligations and the Subsidiary Guarantors’ obligations. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. Copies of the Indenture have been filed with the SEC and are incorporated by reference into the registration statement of which this prospectus forms a part. You can find definitions of certain capitalized terms used in this description under “—Certain definitions.” In this description, references to the “Company,” “we,” “us” and “our” refer only to Kaiser Aluminum Corporation, and not to any of its Subsidiaries and the defined term “Notes” refers to the Original Notes and the Exchange Notes.

Any Original Notes that remain outstanding after completion of the Exchange Offer, together with the Exchange Notes issued in the Exchange Offer, will be treated as a single class of securities under the Indenture and will vote together as one class, including for purposes of amending the Indenture.

The terms of the Exchange Notes are identical in all material respects to the Original Notes except that upon completion of the Exchange Offer, the Exchange Notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights.

Brief description of the notes and the subsidiary guarantees

The Notes:

•	are general unsecured senior obligations of the Company;

•	rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company, including Indebtedness under our Revolving Credit Facility and our Convertible Senior Notes;

•

are effectively subordinated to all Secured Indebtedness of the Company, including Indebtedness under our Revolving Credit Facility, to the extent of the value of the collateral securing such Secured Indebtedness;

•

are structurally subordinated to all existing and future Indebtedness and claims of creditors (including trade creditors) and of holders of Preferred Stock of Subsidiaries of the Company that do not guarantee the Notes;

•	rank senior in right of payment to all future Subordinated Indebtedness of the Company;

•	are guaranteed on a senior unsecured basis by the Subsidiary Guarantors that guarantee our Revolving Credit Facility; and

•	are structurally senior to our Convertible Senior Notes, which are not guaranteed by our subsidiaries, due to the Subsidiary Guarantees.

The Subsidiary Guarantee of each Subsidiary Guarantor:

•	is a general, unsecured senior obligation of such Subsidiary Guarantor;

•	ranks pari passu in right of payment with all existing and future Senior Indebtedness of such Subsidiary Guarantor, including its guarantee under our Revolving Credit Facility;

•

is effectively subordinated to all Secured Indebtedness of such Subsidiary Guarantor, including its obligations under our Revolving Credit Facility, to the extent of the value of the collateral securing such Secured Indebtedness;

•

is structurally subordinated to all existing and future Indebtedness and claims of creditors (including trade creditors) and of holders of Preferred Stock of Subsidiaries that do not guarantee the Notes; and

•	ranks senior in right of payment to all future Subordinated Indebtedness of such Subsidiary Guarantor.

Principal, maturity and interest

The Company issued the Original Notes initially with a maximum aggregate original principal amount of $225.0 million. The Company may issue additional Notes under the Indenture from time to time subject to the covenant described below under “—certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” (the “Additional Notes”). The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase, although if the Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, the Additional Notes will trade under a separate CUSIP number. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of Notes” include any Additional Notes that are actually issued and references to “principal amount” of the Notes include any Additional Notes.

Interest on the Notes will be payable semi-annually in arrears on each June 1 and December 1, commencing on December 1, 2012. The Company will make each interest payment to the Holders of record of the Notes on the immediately preceding May 15 and November 15. Interest on the Notes will accrue from the most recent date to which interest has been paid with respect to such Notes, or if no interest has been paid with respect to such Notes, from the date of original issuance thereof. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes will mature on June 1, 2020. Additional Interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement as described under “Exchange offer; registration rights” in the final offering memorandum relating to the issuance of the Original Notes. All references in the Indenture and this “Description of Notes,” in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any Additional Interest pursuant to the Registration Rights Agreement.

Principal of and premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose within Minneapolis, MN or, at the option of the Company, payments of interest may be made by check mailed to the Holders at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. The Notes will be issued in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

Subsidiary guarantees

Each direct and indirect Restricted Subsidiary of the Company that is a Domestic Subsidiary and is a borrower or guarantor under the Revolving Credit Facility has jointly and severally irrevocably and unconditionally guaranteed, on a senior unsecured basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Notes, whether for payment of principal of, or interest on or Additional Interest in respect of the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture. At the time of issuance of the Notes, there were not any Restricted Subsidiaries of the Company that were Domestic Subsidiaries, but were not borrowers or guarantors under the Revolving Credit Facility and therefore were not Subsidiary Guarantors. Each Subsidiary Guarantee will be a general unsecured senior obligation of the applicable Subsidiary Guarantor, ranks pari passu in right of payment with all existing and future Senior Indebtedness of such Subsidiary Guarantor, is effectively subordinated to all Secured Indebtedness of such Subsidiary Guarantor, including such Subsidiary Guarantor’s guarantee of the Revolving Credit Facility, to the extent of the value of the collateral securing such Secured Indebtedness, and ranks senior in right of payment to all existing and future Subordinated Indebtedness of such Subsidiary Guarantor. The Subsidiary Guarantee of such Subsidiary Guarantor is structurally subordinated to all existing and future claims of creditors (including trade creditors) and holders of Preferred Stock of Subsidiaries of such Subsidiary Guarantor that do not guarantee the Notes. See also “—Brief description of the Notes and the subsidiary guarantees.”

Each Subsidiary Guarantee contains a provision intended to limit the Subsidiary Guarantor’s liability thereunder to the maximum amount that it could incur without causing the incurrence of obligations under its Subsidiary Guarantee to be a fraudulent transfer. This provision may not, however, be effective to protect a Subsidiary Guarantee from being voided under fraudulent transfer law, or may reduce the Subsidiary Guarantor’s obligation to an amount that effectively makes its Subsidiary Guarantee worthless. See “Risk Factors—Federal and state fraudulent transfer laws may permit a court to void the note guarantees, and if that occurs, you may not receive any payments on the Notes and may be required to return payments received.”

Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all its assets to (A) the Company or another Subsidiary Guarantor without limitation or (B) any other Person upon the terms and conditions set forth in the Indenture. See “—Certain covenants—Merger, consolidation or sale of all or substantially all assets.”

The Subsidiary Guarantee of a Subsidiary Guarantor will automatically and unconditionally be released and discharged upon:

(1) (a)	the sale, disposition or other transfer (including through merger or consolidation) of all of the Capital Stock (or any sale, disposition or other transfer of Capital Stock following which such Subsidiary Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of such Subsidiary Guarantor (other than a sale, disposition or other transfer to a Restricted Subsidiary) if such sale, disposition or other transfer is permitted by the applicable provisions of the Indenture; provided that (x) all the obligations of such Subsidiary Guarantor under all other Indebtedness of the Company and its Restricted Subsidiaries terminate upon consummation of such transaction and (y) any Investment of the Company or any other Subsidiary of the Company (other than any Subsidiary of such Subsidiary Guarantor) in such Subsidiary Guarantor or any Subsidiary of such Subsidiary Guarantor in the form of an Obligation or Preferred Stock is repaid, satisfied, released and discharged in full upon such release;

(b)	the designation by the Company of such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture set forth under “—Certain covenants—Limitation on restricted payments” and the definition of “Unrestricted Subsidiary” set forth under “—Certain definitions”;

(c)	the release or discharge of such Subsidiary Guarantor from its obligations in respect of Indebtedness under the Revolving Credit Facility or the guarantee that resulted in the obligation of such Subsidiary Guarantor to guarantee the Notes, in each case, if such Subsidiary Guarantor would not then otherwise be required to guarantee the Notes pursuant to the covenant described under “—Certain covenants—Limitation on guarantees of indebtedness or borrowing under the Revolving Credit Facility by restricted subsidiaries” (treating any guarantees of such Subsidiary Guarantor that remain outstanding as incurred at least 30 days prior to such release or discharge); or

(d)	the exercise by the Company of its legal defeasance option or its covenant defeasance option, as described under “—Legal defeasance and covenant defeasance” or if the Company’s obligations under the Indenture are discharged in accordance with the terms of the Indenture; and

(2)	such Subsidiary Guarantor delivering to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction and/or release have been complied with.

Ranking

Senior secured indebtedness versus notes

Payments of principal of, and premium, if any, and interest on the Notes and the payment of any Subsidiary Guarantee will rank pari passu in right of payment with all Senior Indebtedness of the Company and the Subsidiary Guarantors, including the obligations of the Company and, to the extent applicable, the Subsidiary Guarantors under the Revolving Credit Facility and the Convertible Senior Notes. However, the Notes will be effectively subordinated in right of payment to all of the Company’s and the Subsidiary Guarantors’ existing and future Secured Indebtedness to the extent of the value of the assets securing such Indebtedness.

As of July 20, 2012, the borrowing base under our Revolving Credit Facility supported borrowings of up to $274.4 million; we had no borrowings, $8.7million of outstanding letters of credit and $265.7 million available for borrowing under our Revolving Credit Facility. All of such borrowings would constitute secured debt. The Company also had outstanding $175.0 million aggregate principal amount of its Convertible Senior Notes.

In addition, certain of our Hedging Obligations with respect to aluminum, natural gas, electricity and foreign currency may constitute Secured Indebtedness. To the extent prices of these commodities increase, the amount of this Secured Indebtedness could increase significantly. We expect to incur additional secured Hedging Obligations as part of our ongoing commodity risk management activities.

Although the Indenture contains limitations on the amount of additional Senior Indebtedness that the Company and its Restricted Subsidiaries may incur and the amount of additional Secured Indebtedness the Company and the Subsidiary Guarantors may incur, under certain circumstances the amount of such additional Senior Indebtedness and Secured Indebtedness could be substantial. See “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” and “—Certain covenants— Liens.”

Liabilities of subsidiaries versus notes

The Company conducts a significant portion of its operations through its Subsidiaries. Some of the Company’s Subsidiaries are not guaranteeing the Notes, and Subsidiary Guarantees may be released under certain circumstances, as described under “—Subsidiary guarantees.” In addition, the Company’s future Subsidiaries may not be required to guarantee the Notes. Claims of creditors of such non-guarantor Subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such non-guarantor Subsidiaries, and claims of holders of Preferred Stock of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of the Company’s creditors, including Holders. Accordingly, the Notes will be structurally subordinated to claims of creditors (including trade creditors) and holders of Preferred Stock, if any, of such non-guarantor Subsidiaries.

As of June 30, 2012, the Company’s Subsidiaries that are not Subsidiary Guarantors had consolidated assets (excluding intercompany assets and investments in subsidiaries) of $27.4 million, which represented 1.6% of the consolidated total assets of the Company and its Subsidiaries and consolidated total liabilities (excluding intercompany liabilities) of approximately $28.1 million, including trade payables, which accounted for approximately 4.1% of the Company’s consolidated liabilities. For the six months ended June 30, 2012, our Subsidiaries that are not Subsidiary Guarantors generated consolidated total net sales of $64.7 million, which represented 9.1% of the consolidated total revenues of the Company and its Subsidiaries, consolidated operating income of $4.6 million, which represented 5.4% of the consolidated operating income of the Company and its Subsidiaries.

Although the Indenture limits the incurrence of Indebtedness and Preferred Stock by Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Indebtedness or Preferred Stock under the Indenture, such as trade payables. See “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock.”

Although the Indenture imposes requirements upon certain sales, conveyances and other transfers of assets by the Company and the Restricted Subsidiaries, such requirements do not prohibit such sales, conveyances or transfers but generally only require that the Company or the Restricted Subsidiary receive fair market value for the asset, that a designated portion of the consideration is received in cash or, in certain cases, Cash Equivalents and that the Company or the Restricted Subsidiary apply the net cash proceeds for specified purposes, including the retirement of certain Indebtedness or an investment in additional assets.

Mandatory redemption; offer to purchase, open market purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase Notes as described under “—Repurchase at the option of holders.” The Company or its Affiliates may from time to time acquire Notes by means other than a redemption, whether by tender offer, exchange offer, in open market purchases, through negotiated transactions or otherwise, in accordance with applicable securities laws, upon such terms and at such prices as the Company or its Affiliates may determine, which may be more or less than the consideration for which the Original Notes were sold and may be less than the redemption price then in effect and could be for cash or other consideration.

Optional redemption

Except as described below, the Notes are not redeemable at the Company’s option prior to June 1, 2016. From and after June 1, 2016, the Company may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice to the Holders at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, and Additional Interest, if any, thereon to the applicable redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on June 1 of each of the years indicated below:

Year	Percentage
2016	104.125%
2017	102.063%
2018 and thereafter	100.000%

Prior to June 1, 2015, the Company may, at its option, redeem up to 35% of the sum of the original aggregate principal amount of Notes (and the original principal amount of any Additional Notes) issued under the Indenture at a redemption price equal to 108.250% of the aggregate principal amount thereof, plus accrued and unpaid interest, and Additional Interest, if any, thereon to the redemption date, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings of the Company or any direct or indirect parent of the Company to the extent such net proceeds are contributed to the Company, provided that:

•

at least 65% of the sum of the aggregate principal amount of Notes originally issued under the Indenture and the aggregate principal amount of any Additional Notes issued under the Indenture after the Issue Date remain outstanding immediately after the occurrence of each such redemption; and

•	each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

At any time prior to June 1, 2016, the Company may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice to the Holders, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the redemption date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

Selection and notice

If the Company is redeeming less than all of the Notes at any time, the Trustee will select the Notes to be redeemed (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such Notes are listed or (b) if such Notes are not so listed, by lot or in accordance with the applicable procedures of DTC; provided that no Notes of $2,000 or less shall be redeemed in part.

Notices of redemption shall be mailed by first-class mail, postage prepaid (or in the case of Notes held in book-entry form, by electronic transmission), at least 30 days but not more than 60 days before the redemption date to each Holder at such Holder’s registered address, except that notices of redemption may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any note is to be redeemed in part only, any notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed.

A new note in principal amount equal to the unredeemed portion of any note redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due and payable on the date fixed for redemption. On and after the redemption date, unless the Company defaults in the redemption payment, interest shall cease to accrue on the note or portions thereof called for redemption.

In connection with any redemption of Notes (including with the net cash proceeds of an Equity Offering), any such redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including any related Equity Offering. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

Repurchase at the option of holders

Change of control

If a Change of Control occurs, the Company will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, and Additional Interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, except to the extent the Company has elected to redeem the Notes as described under “Optional redemption.” Within 30 days following any Change of Control or, at the Company’s option, prior to the consummation of such change of control but after it is publicly announced, and except to the extent the Company has elected to redeem the Notes as described under “Optional redemption,” the Company will send notice of such Change of Control Offer electronically or by first class mail, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the register of Holders with a copy to the Trustee, with the following information:

(1)	a Change of Control Offer is being made pursuant to the covenant entitled “Change of control” and all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

(2)	the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)	any note not properly tendered will remain outstanding and continue to accrue interest;

(4)	unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)	Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)	Holders will be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the paying agent receives, not later than the close of business on the last day of the offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7)	Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 or an integral multiple of $1,000 in excess thereof; and

(8)	if the notice is mailed before a Change of Control, that the Change of Control offer is conditioned on the Change of Control occurring.

While the Notes are in global form and the Company makes a Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Company will, to the extent permitted by law,

(1)	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	unless deposited before the Change of Control Payment Date, deposit with the paying agent no later than 10:00 a.m. New York City time an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered and accepted for payment; and

(3)	deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate stating that such Notes or portions thereof have been tendered to and purchased by the Company.

The paying agent will promptly mail to each Holder the Change of Control Payment for such Notes tendered and accepted for payment, and the Trustee will promptly authenticate and mail to each Holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any, provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Revolving Credit Facility provides, and future credit agreements or other agreements to which the Company becomes a party may provide, that certain change of control events with respect to the Company (including a Change of Control under the Indenture) would constitute a default thereunder. If the Company experiences a change of control that triggers a default under the Revolving Credit Facility or cross-defaults under any other Indebtedness, the Company could seek a waiver of such defaults or seek to refinance the Indebtedness outstanding under the Revolving Credit Facility and such other Indebtedness. In the event the Company does not obtain such a waiver or refinance the Indebtedness outstanding under the Revolving Credit Facility and such other Indebtedness, such defaults could result in amounts outstanding under the Revolving Credit Facility and such other Indebtedness being declared due and payable. If the Company does not obtain such consent or repay such borrowings, the Company will remain prohibited from purchasing the Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture. The Company’s ability to pay cash to the Holders following the occurrence of a Change of Control may be limited by its then existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Company will not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption has been given for all of the Notes pursuant to the indenture as described above under the caption “—Optional redemption”, unless and until there is a default in payment of the applicable redemption price.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenant described under “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock.” Such restrictions can be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenant, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The definition of “Change of Control,” and a number of other provisions described in this “Description of Notes,” refer to a disposition of “all or substantially all” of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Company to make an offer to repurchase the Notes as described above. In the case of the other provisions using the term “all or substantially all,” it may be unclear as to whether such other provisions apply to a given transaction. In all cases, for the avoidance of doubt, the term “all or substantially all” of the assets of the Company shall not be deemed to refer to “any” assets of the Company as a result of the Company or a Subsidiary being in the “zone of insolvency.”

The provisions under the Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Asset sales

The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale, unless:

(1)	the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company) of the assets sold or otherwise disposed of; and

(2)	except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of

(a)	any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the Notes thereto) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets (or a third party on behalf of the transferee) and for which the Company or such Restricted Subsidiary has been validly released by all applicable creditors in writing;

(b)	any securities, Notes or other obligations or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 90 days following the closing of such Asset Sale; and

(c)	any Designated Noncash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that has not previously been converted to cash, not to exceed the greater of (x) $35.0 million and (y) 3.0% of Consolidated Total Assets at the time of receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value;

shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 365 days after any of the Company’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary may, at its option, apply the Net Proceeds from such Asset Sale:

(1)	to permanently reduce

(x)	Obligations under the Revolving Credit Facility or any other Senior Indebtedness, in each case, of the Company or any Subsidiary Guarantor and, in the case of Obligations under revolving credit facilities or other similar Indebtedness, to correspondingly permanently reduce commitments with respect thereto (other than Obligations owed to the Company or a Restricted Subsidiary); provided that if the Company or any Restricted Subsidiary shall so reduce Obligations under any Senior Indebtedness that is not Secured Indebtedness, the Company or such Subsidiary Guarantor will, equally and ratably, reduce Obligations under the Notes by, at its option, (A) redeeming Notes if the Notes are then redeemable as provided under “Optional redemption,” (B) making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued and unpaid interest and Additional Interest, if any, on the principal amount of Notes to be repurchased or (C) purchasing Notes through open market purchases (to the extent such purchases are at a price equal to or higher than 100% of the principal amount thereof) in a manner that complies with the Indenture and applicable securities law; or

(y)	Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary; or

(2)	to make an investment in (a) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or any Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties, (c) capital expenditures and (d) acquisitions of other assets, that in each of (a), (b), (c) and (d), are used or useful in a Similar Business or replace the businesses, properties and assets that are the subject of such Asset Sale; or

(3)	any combination of the foregoing.

Any Net Proceeds from any Asset Sale that are not invested or applied in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Proceeds will be deemed to constitute “Excess Proceeds”; provided that if during such 365-day period the Company or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) of the immediately preceding paragraph after such 365th day, such 365th day period will be extended with respect to the amount of Net Proceeds so committed until such Net Proceeds are required to be applied in accordance with such agreement (but such extension will in no event be for a period longer than 180 days) (or, if earlier, the date of termination of such agreement). When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company shall make an offer to all Holders and, if required by the terms of any Senior Indebtedness, to the holders of such Senior Indebtedness (other than with respect to Hedging Obligations) (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of Notes and such Senior Indebtedness that is an amount equal to at least $2,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to

100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $20.0 million by mailing or electronically sending the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. The Company may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 365 days (or such longer period provided above) or with respect to Excess Proceeds of $20.0 million or less.

To the extent that the aggregate amount of Notes and such Senior Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate principal amount of Notes or the Senior Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Company shall select or cause to be selected the Notes and such Senior Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Senior Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds related to such Asset Sale Offer shall be reset at zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the Company or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The procedures for an Asset Sale Offer will be substantially the same as for a Change of Control Offer. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The Revolving Credit Facility limits (subject to limited exceptions), and future credit agreements or other agreements to which the Company becomes a party may limit or prohibit, the Company from purchasing any Notes as a result of an Asset Sale Offer. In the event the Company is required to make an Asset Sale Offer at a time when the Company is prohibited from purchasing the Notes, the Company could seek the consent of its lenders to permit the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, the Company will remain prohibited from purchasing the Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture.

The provisions under the Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Certain covenants

Covenant suspension

Following the first day:

(1)	the Notes have an Investment Grade Rating from both of the Rating Agencies; and

(2)	no Default or Event of Default shall have occurred and be continuing,

the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture described herein under the following captions:

(1)	“—Repurchase at the option of holders—Asset sales;”

(2)	“—Certain covenants—Limitation on restricted payments;”

(3)	“—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock;”

(4)	“—Certain covenants—Limitation on sale and lease-back transactions;”

(5)	clause (4) of “—Certain covenants—Merger, consolidation or sale of all or substantially all assets”;

(6)	“—Certain covenants—Transactions with affiliates;” and

(7)	“—Certain Covenants—Dividend and other payment restrictions affecting restricted subsidiaries;”

(collectively, the “Suspended Covenants”). If at any time the Notes’ credit rating is downgraded from an Investment Grade Rating by any Rating Agency or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the Notes subsequently attain an Investment Grade Rating and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the Notes or the Subsidiary Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reinstatement Date is referred to as the “Suspension Period.”

On the Reinstatement Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to the first paragraph of “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” or one of the clauses set forth in the second paragraph of “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” (in each case to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reinstatement Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first or second paragraph of “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified under clause (c) of the second paragraph of “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock.” Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under “—Limitation on restricted payments” will be made as though the covenant described under “—Limitation on restricted payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on restricted payments.”

During any period when the Suspended Covenants are suspended, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to the Indenture.

Limitation on restricted payments

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of the Company’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(A)	dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock); or

(B)	dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2)	purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company, including in connection with any merger or consolidation;

(3)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(A)	Indebtedness permitted under clauses (g) and (h) of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”; or

(B)	the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(4)	make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a)	no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)	immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”; and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after the Issue Date pursuant to the first paragraph of this covenant or clauses (4), (11), (12) and (13) of the next succeeding paragraph (and excluding, for the avoidance of doubt, all other Restricted Payments made pursuant to the next succeeding paragraph), is less than the sum, without duplication, of:

(1)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the first day of the fiscal quarter in which the Issue Date occurs to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(2)	100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Company, of marketable securities or other property received by the Company after the Issue Date from the issue or sale of

(x)	(i) Equity Interests of the Company, including Retired Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the Company, of marketable securities or other property received from the sale of Equity Interests to any future, present or former employees, directors, managers or consultants of the Company, any direct or indirect parent company of the Company or any of the Company’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and (ii) to the extent actually contributed to the Company, Equity Interests of the Company’s direct or indirect parent companies, or

(y)	debt securities of the Company that have been converted into or exchanged for such Equity Interests of the Company;

provided that this clause (2) shall not include the proceeds from (a) Equity Interests of the Company or debt securities of the Company that have been converted into or exchanged for Equity Interests of the Company sold to a Restricted Subsidiary or the Company, as the case may be, or (b) Disqualified Stock or debt securities that have been converted into or exchanged for Disqualified Stock, plus

(3)	100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property contributed to the capital of the Company after the Issue Date, plus

(4)	to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property received after the Issue Date by means of

(A)	the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or any Restricted Subsidiary and repurchases and redemptions of such Restricted Investments from the Company or any Restricted Subsidiary and repayments to the Company or a Restricted Subsidiary of loans or advances that constitute Restricted Investments; or

(B)	the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clauses (10), (11), (12) or (13) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, plus

(5)	in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Company in good faith or if, in the case of an Unrestricted Subsidiary, such fair market value may exceed $50.0 million, in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clauses (10), (11), (12) or (13) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)	the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Company or any Equity Interests of any direct or indirect parent company of the Company, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Company (in each case, other than any Disqualified Stock);

(3)	the defeasance, redemption, repurchase or other acquisition or retirement of (a) Subordinated Indebtedness of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of such Person or (b) Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of such Person that, in each case, is incurred in compliance with the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” so long as:

(A)	the principal amount of such new Indebtedness or liquidation preference of such new Disqualified Stock does not exceed the principal amount (or accreted value, if applicable) of the Subordinated Indebtedness or the liquidation preference of the Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(B)	such Indebtedness is subordinated to the Notes at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, acquired or retired;

(C)	such Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than (x) the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired or (y) one year after the final stated maturity of the Notes; and

(D)	such Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired or (y) one year after the final stated maturity of the Notes;

(4)	a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Company or any of its direct or indirect parent companies held by any future, present or former employee, director, manager or consultant of the Company, any of its Subsidiaries or any of its direct or indirect parent companies, or their estates or the beneficiaries of such estates, pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $7.5 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $15.0 million in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(A)

the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of the Company’s direct or indirect parent companies, in each case to members of management, directors, managers or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (4)(c) of the preceding paragraph, plus

(B)	the cash proceeds of key man life insurance policies received by the Company and the Restricted Subsidiaries after the Issue Date, less

(C)	the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4).

(5)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” to the extent such dividends are included in the definition of Fixed Charges;

(6)	the purchase, repurchase, redemption, acquisition or retirement for value of any Equity Interest of the Company deemed to occur upon (a) the exercise of warrants, stock options or similar rights if such Equity Interests represent a portion of the exercise price thereof, (b) the withholding of Equity Interests in connection with an arrangement to satisfy withholding taxes required by the exercise of warrants, stock options or vesting or settlement of other awards or (c) the cancellation of stock options, warrants or other equity awards;

(7)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in connection with events similar to those described under “—Repurchase at the option of holders—Change of control” and “—Repurchase at the option of holders—Asset sales”; provided that, prior to such repurchase, redemption or other acquisition, the Company (or a third party to the extent permitted by the Indenture) shall have made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the Notes and shall have repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer;

(8)	the declaration and payment of regular cash dividends on the Company’s common stock (and payment of dividend equivalents on awards under the Company’s or a Restricted Subsidiary’s equity plans or stock option plans); provided that the aggregate Restricted Payments made under this clause (8) do not exceed $30.0 million in any calendar year;

(9)	required cash payments to the VEBA Trusts; provided that the aggregate Restricted Payments made under this clause (9) do not exceed $21.0 million in any calendar year;

(10)	beginning on or after March 31, 2013, Restricted Payments in an aggregate amount not to exceed $50.0 million per fiscal year (with any unused amounts in respect of any given fiscal year being permitted to be carried forward for use in only the following two fiscal years); provided, that, at the time of, and after giving effect to, any such Restricted Payment the Consolidated Total Debt Ratio equals or is less than 2.50 to 1.00;

(11)	beginning on or after March 31, 2015, Restricted Payments in such amounts and at such times as the Company may determine; provided, that, at the time of, and after giving effect to, any such Restricted Payment the Consolidated Total Debt Ratio equals or is less than 2.00 to 1.00;

(12)	Restricted Payments paid pursuant to the terms of the net-share-settled warrants as in effect on the Issue Date entered into by the Company in connection with the issuance of the Convertible Senior Notes; and

(13)	other Restricted Payments in an amount which, when taken together with all other Restricted Payments made pursuant to this clause (13) and then outstanding, does not exceed $35.0 million;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (4), (5), (8), (10), (11), (12) and (13) no Default shall have occurred and be continuing or would occur as a consequence thereof.

In determining whether any Restricted Payment is permitted by this covenant, the Company and its Restricted Subsidiaries may allocate all or any portion of such Restricted Payment among the categories described in clauses (1) through (13) of the immediately preceding paragraph or among such categories and the types of Restricted Payments described in the first paragraph of this covenant (including categorization in whole or in part as a Permitted Investment); provided that, at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of this covenant.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of such Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment; provided that such determination of fair market value shall be based upon an opinion or appraisal issued by an Independent Financial Advisor if such fair market value is estimated in good faith by the Board of Directors of the Company or an authorized committee thereof to exceed $50.0 million. The amount of all Restricted Payments paid in cash shall be its face amount. Not later than the date of making any non-cash Restricted Payment the fair market value of which is $20.0 million or greater, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant “—Limitation on restricted payments” were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

As of the time of issuance of the Original Notes, all of the Company’s Subsidiaries (other than DCO Management, LLC and its Subsidiaries) were Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate paragraph of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph or clause (13) of this covenant or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness), and the Company will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Company’s and its Restricted Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred at the beginning of such four-quarter period, provided that the amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to the foregoing by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed $25.0 million at any one time outstanding.

The foregoing limitations will not apply to any of the following items (collectively, “Permitted Debt”):

(a)	Indebtedness incurred pursuant to Credit Facilities by the Company or any Subsidiary Guarantor; provided that immediately after giving pro forma effect to any such incurrence (including a pro forma application of the net proceeds therefrom), the aggregate principal amount of all Indebtedness incurred under this clause (a) and then outstanding does not exceed the greatest of (i) $350.0 million, (ii) an amount equal to the sum, without duplication, of (A) 90.0% of the net book value of accounts receivable of the Company and its Restricted Subsidiaries at such date and (B) 75.0% of the net book value of inventory of the Company and its Restricted Subsidiaries at such date and (iii) 30.0% of Consolidated Total Assets at any one time outstanding;

(b)	the incurrence by the Company and any Subsidiary Guarantor of Indebtedness represented by the Notes issued on the Issue Date and the Subsidiary Guarantees thereof and the Exchange Notes and related exchange guarantees to be issued in exchange for the Notes and the Subsidiary Guarantees pursuant to the Registration Rights Agreement (other than any Additional Notes, but including Exchange Notes and related exchange guarantees to be issued in exchange for Additional Notes otherwise permitted to be incurred hereunder pursuant to a registration rights agreement);

(c)	Existing Indebtedness (other than Indebtedness described in clauses (a) and (b));

(d)	Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Company or any of the Restricted Subsidiaries, to finance the development, construction, purchase, lease (other than the lease, pursuant to Sale and Lease-Back Transactions) of property (real or personal), equipment or other fixed or capital assets owned by the Company or any Restricted Subsidiary as of the Issue Date or acquired by the Company or any Restricted Subsidiary after the Issue Date in exchange for, or with the proceeds of the sale of, such assets owned by the Company or any Restricted Subsidiary as of the Issue Date), repairs, additions or improvement of property (real or personal), equipment or other fixed or capital assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and any Refinancing Indebtedness incurred to refund, replace or refinance any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (d); provided that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (d) (including any such Refinancing Indebtedness) does not exceed the greater of (x) $50.0 million and (y) 4.0% of Consolidated Total Assets at any one time outstanding;

(e)	Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(f)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that

(1)	such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (f)(1)); and

(2)	the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(g)	Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is subordinated in right of payment to the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(h)	Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary Guarantor such Indebtedness is subordinated in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor; provided, further, that any subsequent issuance or transfer of Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(i)	Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock;

(j)	Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of managing: (A) interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding, (B) exchange rate risk with respect to any currency exchange or (C) commodity pricing risk with respect to any commodity, including, without limitation, aluminum, natural gas and electricity;

(k)	Indebtedness and obligations in respect of (x) self-insurance and obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Company or any Restricted Subsidiary in the ordinary course of business, (y) deferred compensation or other similar arrangements incurred by the Company or any of its Restricted Subsidiaries and (z) the financing of insurance premiums or take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business;

(l)	(x) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other Obligations of any Restricted Subsidiary, so long as the incurrence of such Indebtedness by such Restricted Subsidiary is permitted under the terms of the Indenture or (y) any guarantee by a Restricted Subsidiary of Indebtedness of the Company permitted to be incurred under the terms of the Indenture; provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on guarantees of indebtedness or borrowing under the Revolving Credit Facility by restricted subsidiaries”;

(m)

the incurrence by the Company or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock that serves to extend, replace, refund, refinance, renew, defease or retire any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (b) and (c) above and this clause (m) and clause (n) below or any Indebtedness, Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew, defease or retire such Indebtedness, Disqualified Stock or Preferred

Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed, defeased or retired or (y) one year after the final stated maturity of the Notes;

(2)	to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated in right of payment to the Notes or any Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or such Subsidiary Guarantee at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(3)	shall not include:

(x)	Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company;

(y)	Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor; or

(z)	Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(n)	Indebtedness, Disqualified Stock or Preferred Stock (x) of the Company or any of its Restricted Subsidiaries incurred to finance the acquisition of any Person or assets or (y) of Persons that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that, after giving effect to such acquisition or merger, either:

(A)	the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(B)	the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries on a consolidated basis (i) is greater than immediately prior to such acquisition or merger and (ii) is at least 1.50 to 1;

(o)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(p)	Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit issued pursuant to a Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit;

(q)	Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition or merger and any Refinancing Indebtedness incurred to refund, replace or refinance any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (q) which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (q) and then outstanding (including any such Refinancing Indebtedness) does not exceed $35.0 million;

(r)	Indebtedness incurred by a Foreign Subsidiary which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (r) and then outstanding, does not exceed the greater of (x) $35.0 million and (y) 3.0% of Consolidated Total Assets;

(s)	Indebtedness issued by the Company or any Restricted Subsidiary to current or former employees, directors, managers and consultants thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent company of the Company to the extent described in clause (4) of the second paragraph under “—Limitation on restricted payments”; and

(t)	Indebtedness, Disqualified Stock and Preferred Stock of the Company or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (t) and then outstanding, does not at any one time outstanding exceed $75.0 million.

For purposes of determining compliance with this covenant:

(1)	in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (t) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, will classify or reclassify, or later divide, classify or reclassify (based on circumstances existing at the time of such reclassification), such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one or more of the above clauses; provided that all Indebtedness outstanding under the Revolving Credit Facility on the Issue Date will be deemed to have been incurred on such date in reliance on the exception in clause (a) of the second paragraph of this covenant;

(2)	at the time of incurrence, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs of this covenant without giving pro forma effect to the Indebtedness incurred pursuant to the second paragraph of this covenant when calculating the amount of Indebtedness that may be incurred pursuant to the first paragraph of this covenant;

(3)	with respect to Indebtedness incurred under a Credit Facility, reborrowings of amounts previously repaid pursuant to “cash sweep” provisions or any similar provisions under such Credit Facility that provide that Indebtedness is deemed to be repaid daily (or otherwise periodically) shall only be deemed for purposes of this covenant to have been incurred on the date such Indebtedness was first incurred and not on the date of any subsequent reborrowing thereof;

(4)	guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(5)	if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (a) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included; and

(6)	the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a non-guarantor Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or incurred (as determined by the Company), in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

The principal amount of any Indebtedness incurred to extend, replace, refund, refinance, renew or defease other Indebtedness, if incurred in a different currency from the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance.

Liens

The Company will not, and will not permit any of the Subsidiary Guarantors to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness on any asset or property of the Company or any Subsidiary Guarantor now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1)	in the case of Liens securing Subordinated Indebtedness, the Notes or the applicable Subsidiary Guarantee of a Subsidiary Guarantor, as the case may be, are secured by a Lien on such property or assets that is senior in priority to such Liens; and

(2)	in all other cases, the Notes or the applicable Subsidiary Guarantee of a Subsidiary Guarantor, as the case may be, are equally and ratably secured;

provided that any Lien which is granted to secure the Notes under this covenant shall be discharged at the same time as the discharge of the Lien (other than through the exercise of remedies with respect thereto) that gave rise to the obligation to so secure the Notes.

Limitation on sale and lease-back transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease- Back Transaction with respect to any property unless:

(1)	the Company or such Restricted Subsidiary would be entitled to (A) incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction pursuant to the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under “—Liens”; and

(2)	the Company applies the proceeds of such transaction in compliance with the terms described under “—Repurchase at the option of holders—Asset sales.”

Transactions with affiliates

The Company will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $2.5 million, unless

(a)	such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(b)	the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $25.0 million, a Board Resolution adopted by the majority of the members of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above; and

(c)	if such Affiliate Transaction involves aggregate payments or value in excess of $50.0 million, the Company obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company or such Restricted Subsidiary or meets the requirements, from a financial point of view, of clause (a) above.

The foregoing provisions will not apply to the following:

(1)	transactions between or among the Company or any of the Restricted Subsidiaries;

(2)	Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on restricted payments” and the definition of “Permitted Investments” (other than Permitted Investments under clauses (c) and (n) of the definition of Permitted Investments);

(3)	transactions pursuant to compensatory, benefit and incentive plans and agreements with officers, directors, managers or employees of the Company or any of its Restricted Subsidiaries approved by a majority of the Board of Directors of the Company in good faith;

(4)	the payment of reasonable and customary fees and reimbursements paid to, and indemnities provided on behalf of, officers, directors, managers, employees or consultants of the Company, any of its direct or indirect parent companies or any Restricted Subsidiary;

(5)	transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(6)	payments or loans (or cancellations of loans) to employees or consultants of the Company, any of its direct or indirect parent companies or any Restricted Subsidiary and employment agreements, employee benefit plans, stock option plans and other compensatory or severance arrangements with such employees or consultants that are, in each case, approved by the Company in good faith;

(7)	any agreement, instrument or arrangement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in any material respect as compared to the applicable agreement as in effect on the Issue Date as reasonably determined by the Company in good faith, as evidenced by an Officers’ Certificate);

(8)	transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Company and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(9)	the issuance of Equity Interests (other than Disqualified Stock) of the Company to any director, manager, officer, employee or consultant of the Company or any direct or indirect parent company thereof;

(10)	any transaction in which the only consideration paid by the Company or any Restricted Subsidiary consists of Equity Interests (other than Disqualified Stock) of the Company;

(11)	any merger, consolidation or reorganization of the Company with an Affiliate of the Company solely for the purpose of reincorporating the Company in a new jurisdiction; and

(12)	transactions between the Company or any Restricted Subsidiary and any person that is an Affiliate of the Company or any Restricted Subsidiary solely because a director of such Person is also a director of the Company or any direct or indirect parent of the Company; provided that such director abstains from voting as a director of the Company or any direct or indirect parent, as the case may be, on any matter involving such other Person.

Dividend and other payment restrictions affecting restricted subsidiaries

The Company will not, and will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a)	(1) pay dividends or make any other distributions to the Company or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits;

(2)	pay any Indebtedness owed to the Company or any Restricted Subsidiary;

(3)	make loans or advances to the Company or any Restricted Subsidiary; or

(b)	sell, lease or transfer any of its properties or assets to the Company or any Restricted Subsidiary;

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Revolving Credit Facility and the related documentation (including security documents and intercreditor agreements), Hedging Obligations and the Convertible Senior Notes;

(2)	the Indenture, the Notes, the Exchange Notes, any Additional Notes permitted to be incurred under the Indenture and the guarantees thereof;

(3)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature discussed in clause (b) above on the property so acquired;

(4)	applicable law or any applicable rule, regulation or order;

(5)	any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6)	contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7)	Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9)	other Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries permitted to be incurred after the Issue Date pursuant to the provisions of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”; provided, that the applicable encumbrances and restrictions contained in the agreement or agreements governing such Indebtedness, Disqualified Stock or Preferred Stock are not more restrictive, taken as a whole, than those contained in the Indenture or the Revolving Credit Facility, in each case as in effect on the Issue Date;

(10)	customary provisions in joint venture agreements, asset sale agreements, sale and leaseback agreements and other similar agreements;

(11)	customary provisions contained in leases and other agreements entered into in the ordinary course of business;

(12)	restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary; and

(13)	any encumbrances or restrictions of the type referred to in clauses (a) and (b) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; provided, further, that with respect to contracts, instruments or obligations existing on the Issue Date, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such encumbrances and other restrictions than those contained in such contracts, instruments or obligations as in effect on the Issue Date.

Limitation on guarantees of indebtedness or borrowing under the Revolving Credit Facility by restricted subsidiaries

The Company will not permit any of its Wholly Owned Subsidiaries that are Restricted Subsidiaries (and any non-Wholly Owned Subsidiaries if such non-Wholly Owned Subsidiaries become borrowers under the Revolving Credit Facility or guarantee other capital markets debt securities) of the Company or any Subsidiary Guarantor, other than a Subsidiary Guarantor or a Foreign Subsidiary, to become a borrower under the Senior Credit Facility or guarantee the payment of any Indebtedness of the Company or any Subsidiary Guarantor unless:

(1)	such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Company or any Subsidiary Guarantor, that is by its express terms subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Subsidiary Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Subsidiary Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes;

(2)	such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; and

(3)	such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that:

(a)	such Subsidiary Guarantee has been duly executed and authorized; and

(b)	such Subsidiary Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity, provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Reports and other information

Whether or not required by the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders and the Trustee, within the time periods specified in the SEC’s rules and regulations (as in effect on the Issue Date) for non-accelerated filers:

(1)	all quarterly and annual financial information that would be required to be contained in a filing by a non-accelerated filer with the SEC on Forms 10-Q and 10-K (or any successor or comparable forms) if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clause (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Company will be deemed to have furnished to the Holders and the Trustee the reports referred to in clauses (1) and (2) of the first paragraph of this covenant if the Company has either (i) filed such reports with the SEC (and such reports are publicly available) or (ii) posted such reports on the Company Website and issued a press release in respect thereof (it being understood that the Trustee shall have no obligation to determine whether such information has been posted). For purposes of this covenant, the term “Company Website” means the collection of web pages that may be accessed on the World Wide Web using the URL address http://www.kaiseraluminum.com or such other address as the Company may from time to time designate in writing to the Trustee. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In addition, if at any time any direct or indirect parent company of the Company becomes a guarantor of the Notes (there being no obligation of such parent to do so), the reports, information and other documents required to be filed and furnished to the Holders pursuant to this covenant may, at the option of the Company, be filed by and be those of such parent rather than the Company; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the registered exchange offer (as described under “Exchange offer; registration rights” in the final offering memorandum relating to the issuance of the Original Notes) or the effectiveness of the shelf registration statement (as described under “Exchange offer; registration rights” in the final offering memorandum relating to the issuance of the Original Notes) by the filing with the SEC of the exchange offer registration statement (as described under “Exchange offer; registration rights” in the final offering memorandum relating to the issuance of the Original Notes) or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

As set forth under “—Events of default and remedies,” the Company will not be deemed to have failed to comply with any of its obligations hereunder until 90 days after the date any report hereunder is due.

Merger, consolidation or sale of all or substantially all assets

The Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)	the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is (i) a corporation or (ii) a limited partnership or limited liability company and is (or has previously been) joined by a corporation as a co-issuer of the Notes, in each case organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof (the Company or such Person, as the case may be, being herein called the “Successor Company”);

(2)	the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under the Indenture and the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after such transaction, no Default exists;

(4)	immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period;

(A)	the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”; or

(B)	the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries on a consolidated basis would be greater than such ratio for the Company and the Restricted Subsidiaries immediately prior to such transaction;

(5)	each Subsidiary Guarantor, unless it is the other party to the transactions described above, in which case clause (A)(2) of the third succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations under the Indenture and the Notes; and

(6)	the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

Subject to certain provisions described in the Indenture, the Successor Company will succeed to, and be substituted for, the Company under the Indenture and the Notes and the Company will be released from its obligations under the Indenture and the Notes, provided that in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes. Without complying with the foregoing clauses (3) and (4),

(a)	any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to, the Company; and

(b)	the Company may merge with an Affiliate of the Company incorporated solely for the purpose of reincorporating the Company in another state of the United States of America so long as the amount of Indebtedness of the Company and the Restricted Subsidiaries is not increased thereby.

The foregoing covenant shall not apply to any sale, assignment, transfer, lease, conveyance or other disposition of assets between or among the Company and the Subsidiary Guarantors; provided, however, that a Subsidiary Guarantor that is a transferee under this provision may not subsequently release its Subsidiary Guarantee unless such Subsidiary Guarantor has consolidated with or merged into the Company.

Subject to certain limitations described in the Indenture governing release of a Subsidiary Guarantee upon the sale, disposition or transfer of a Subsidiary Guarantor, each Subsidiary Guarantor will not, and the Company will not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(A)	(1) such Subsidiary Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(2)	the Successor Person, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor’s Subsidiary Guarantee, pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after such transaction, no Default exists; and

(4)	the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(B)	the transaction is permitted by the covenant described under “—Repurchase at the option of holders—Asset sales.”

Subject to certain provisions described in the Indenture, the Successor Person will succeed to, and be substituted for, such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor’s Subsidiary Guarantee and such Subsidiary Guarantor will be released from its obligations under the Indenture and the Notes, provided that in the case of a lease of all or substantially all its assets, such Subsidiary Guarantor will not be released from the obligation to pay the principal of and interest on the Notes. Notwithstanding the foregoing, (a) any Subsidiary Guarantor may merge into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Company and (b) any Subsidiary Guarantor may convert into a corporation, partnership, limited partnership, limited liability company or trust organized under the laws of the jurisdiction of organization of such Subsidiary Guarantor.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company (other than to the Company or a Subsidiary Guarantor in compliance with the terms of the Indenture), which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company and its Subsidiaries on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Events of default and remedies

The following events constitute Events of Default under the Indenture:

(1)	default in payment when due and payable, upon redemption, acceleration or otherwise, of payments of principal of, or premium, if any, on the Notes issued under the Indenture;

(2)	default for 30 days or more in the payment when due of interest (including Additional Interest) on or with respect to the Notes issued under the Indenture;

(3)	failure by the Company or any Guarantor to comply with its obligations under “—Certain covenants—Merger, consolidation or sale of all or substantially all assets”;

(4)	failure by the Company or any Subsidiary Guarantor for 90 days after receipt of written notice given by the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes issued under the Indenture to comply with its obligations under “—Certain covenants— Reports and other information;

(5)	failure by the Company or any Subsidiary Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes issued under the Indenture to comply with any of its other agreements in the Indenture or the Notes;

(6)	default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both

(A)	such default either:

(i)	results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods); or

(ii)	relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(B)	the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $30.0 million or more at any one time outstanding;

(7)	failure by the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $30.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(8)	certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary); or

(9)	the Subsidiary Guarantee of any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Subsidiary Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Subsidiaries that together would constitute a Significant Subsidiary), as the case may be, denies that it has any further liability under its Subsidiary Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Subsidiary Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (8) above with respect to the Company) occurs and is continuing under the Indenture, the Holders of at least 25% in principal amount of the then outstanding Notes issued under the Indenture may, and the Trustee at the request of such Holders shall, declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes issued under the Indenture to be due and payable immediately.

Upon the effectiveness of such declaration, such principal of and premium, if any, and interest on the Notes will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (8) of the first paragraph of this section with respect to the Company, all outstanding Notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from Holders notice of any continuing Default, except a Default relating to the payment of principal of and premium, if any, and interest on the Notes if it determines that withholding notice is in their interest. In addition, the Trustee will have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes issued thereunder by written notice to the Trustee may, on behalf of all Holders, waive any existing Default and its consequences under the Indenture, except a continuing Default in the payment of principal of and premium, if any, or interest on any such Notes held by a non-consenting Holder. In the event of any Event of Default specified in clause (6) above, such Event of Default and all consequences thereof (excluding any resulting payment default) shall be annulled, waived and rescinded automatically and without any action by the Trustee or the Holders if, within 20 days after such Event of Default arose,

(x)	the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(y)	the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(z)	the default that is the basis for such Event of Default has been cured.

Except to enforce the right to receive payments of principal of and premium, if any, and interest on the Notes when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3)	such Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

The Indenture provides that the Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, within five Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor (other than in the case of stockholders of any Subsidiary Guarantor, the Company or another Subsidiary Guarantor) or any of their parent companies shall have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, the Subsidiary Guarantees and the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the Federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal defeasance and covenant defeasance

Most of the obligations of the Company and the Subsidiary Guarantors under the Indenture will terminate and will be released upon payment in full of all of the Notes issued under the Indenture. The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the Notes issued under the Indenture and each Subsidiary Guarantor’s obligation discharged with respect to its Subsidiary Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1)	the rights of Holders of Notes issued under the Indenture to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2)	the Company’s obligations with respect to Notes issued under the Indenture concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations and those of each Subsidiary Guarantor released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Company) described under “—Events of default and remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes issued under the Indenture:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes issued under the Indenture on the stated maturity date or on the redemption date, as the case may be;

(2)	in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States of America reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions;

(A)	the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling; or

(B)	since the original issuance of the Notes, there has been a change in the applicable U.S. Federal income tax law;

in either case to the effect that, and based thereon such opinion of counsel in the United States of America shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States of America confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)	such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any Credit Facility, the Convertible Senior Notes or any other material agreement or instrument (other than the Indenture) to which, the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(6)	the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or any Subsidiary Guarantor or others; and

(7)	the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel in the United States of America (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for in the Indenture relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable by reason of the making of a notice of redemption or otherwise, (B) will become due and payable within one year or (C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(a)	either

(1)	all such Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)	all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

(b)	no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) with respect to the Indenture or the Notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any Credit Facility, the Convertible Senior Notes or any other material agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(c)	the Company has paid or caused to be paid all sums payable by it under the Indenture; and

(d)	the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of such Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Transfer and exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of the Note for all purposes.

Amendment, supplement and waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any related Subsidiary Guarantee and the Notes issued thereunder may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding and issued under the Indenture, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, in each case other than Notes beneficially owned by the Company or its Affiliates.

The Indenture provides that, without the consent of each Holder affected, an amendment or waiver may not, with respect to any Notes issued under the Indenture and held by a non-consenting Holder:

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any such note or alter or waive the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under “—Repurchase at the option of holders”);

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)	waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes issued under the Indenture (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration) or in respect of a covenant or provision contained in the Indenture or any Subsidiary Guarantee that cannot be amended or modified without the consent of all Holders;

(5)	make any note payable in money other than that stated in the Notes;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7)	make any change in the ranking of the Indenture and the Notes that would adversely affect the Holders;

(8)	except as expressly permitted by the Indenture, modify the Subsidiary Guarantee of any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) in any manner adverse to the Holders;

(9)	make any change in these amendment and waiver provisions; or

(10)	impair the right of any Holder to receive payment of principal of, or interest on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes.

Notwithstanding the foregoing, without the consent of any Holder, the Company, any Subsidiary Guarantor (with respect to a Subsidiary Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture, any Subsidiary Guarantee or the Notes:

(1)	to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to comply with the covenant relating to mergers, consolidations and sales of assets and to provide for the assumption of the Company’s or any Subsidiary Guarantor’s obligations to Holders in connection therewith;

(4)	to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights of any such Holder under the Indenture;

(5)	to add covenants for the benefit of the Holders or to surrender any right or power conferred in the Indenture upon the Company or a Subsidiary Guarantor;

(6)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(7)	to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof;

(8)	to provide for the issuance of exchange Notes or private exchange Notes, which are identical to exchange Notes except that they are not freely transferable;

(9)	to add a Subsidiary Guarantor or any other guarantor under the Indenture;

(10)	to conform the text of the Indenture, the Subsidiary Guarantees or the Notes to any provision of this “Description of Notes” to the extent that such provision in the Indenture, the Subsidiary Guarantees or the Notes was intended to be a substantially verbatim recitation of a provision of this “Description of Notes” as set forth in an Officers’ Certificate;

(11)	to mortgage, pledge, hypothecate or grant any other Lien in favor of the trustee for the benefit of the holders of the Notes, as security for the payment and performance of all or any portion of the Notes, in any property or assets;

(12)	to comply with the rules of any applicable securities depositary; or

(13)	to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing. Notwithstanding any other provision of the Indenture or any Note, where the Indenture or any Note provides for notice of any event (including any notice of redemption) to any Holder of an interest in a global note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC or any other applicable depositary for such Note (or its designee) according to the applicable procedures of DTC or such depositary.

Concerning the trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding Notes issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

We maintain banking relationships in the ordinary course with the Trustee and its affiliates. An affiliate of the trustee acted as an initial purchaser of the Original Notes.

Governing law

The Indenture, the Original Notes and any Subsidiary Guarantee are, and the Exchange Notes will be, governed by and construed in accordance with the laws of the State of New York.

Additional information

Anyone who receives this prospectus may obtain a copy of the Indenture and the Registration Rights Agreement without charge by writing to Kaiser Aluminum Corporation, 27422 Portola Parkway, Suite 200, Foothill Ranch, CA 92610 Attn: General Counsel.

Certain definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided. For purposes of the Indenture, unless otherwise specifically indicated, (1) the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person and (2) the term “including” means “including, without limitation.”

“Acquired Indebtedness” means, with respect to any specified Person,

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person; provided that any Indebtedness of such other Person that is extinguished, redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction pursuant to which such other Person becomes a Subsidiary of the specified Person will not be Acquired Indebtedness.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, “Affiliate” will not include (i) the VEBA Trusts or (ii) the United Steel, Paper and Foresting, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC.

“Applicable Premium” means, with respect to a note at any redemption date, the greater of (i) 1.0% of the principal amount of such note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such note on June 1, 2016, (such redemption price being that described in the first paragraph under “Optional Redemption”) plus (2) all required remaining scheduled interest payments (calculated based on the cash interest rate payable on the Notes) due on such note through such date (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such note on such Redemption Date, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

“Asset Sale” means

(1)	the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (other than by way of a Sale and Lease-Back Transaction that complies with the covenant described above under “—Certain covenants—Limitation on sale and lease-back transactions”) of the Company or any Restricted Subsidiary (each referred to in this definition as a “disposition”); and

(2)	the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions, in each case, other than:

(a)	a disposition of cash, Cash Equivalents or Investment Grade Securities or excess, damaged, obsolete or worn out property or assets in the ordinary course of business or any sale or disposition of property or assets in connection with scheduled turnarounds, maintenance and equipment and facility updates or any disposition of inventory or goods held for sale in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “—Certain covenants—Merger, consolidation or sale of all or substantially all assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c)	the making of any Permitted Investment or the making of any Restricted Payment that is not prohibited by the covenant described under “—Certain covenants—Limitation on restricted payments”;

(d)	any disposition of property or other assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $10.0 million;

(e)	any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(f)	to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)	the lease, assignment, license, sub-license or sub-lease of any real or personal property in the ordinary course of business;

(h)	any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)	foreclosures or governmental condemnations on assets;

(j)	the unwinding of any Hedging Obligations or the settlement of the bond hedge or warrants purchased in connection with the issuance of the Convertible Senior Notes and as in effect on the Issue Date;

(k)	the sale, lease, assignment, license, sub-license or sublease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(l)	the licensing or sub-licensing of intellectual property in the ordinary course of business or consistent with past practice;

(m)	any sale or other disposition deemed to occur with creating, granting or perfecting a Lien not otherwise prohibited by the Indenture;

(n)	the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business; and

(o)	any sale or other disposition of (i) the approximately 400 acres of vacant land in Spokane County, Washington located in an area bounded by US Highway 2 to the west, Farwell Road to the north, the North/South Freeway to the east, and the Bonneville Power authority east/west power line to the south, or (ii) all or a portion of the 49% interest in Anglesey Aluminium Limited.

“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value (discounted at the cash interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation.”

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means, with respect to the Company, a duly adopted resolution of the Board of Directors of the Company or any committee thereof.

“Business Day” means each day that is not a Legal Holiday.

“Capital Stock” means

(1)	in the case of a corporation, corporate stock,

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means, as to any Person,

(1)	securities issued or directly and fully guaranteed or insured by the United States or any agency, instrumentality or sponsored corporation thereof and backed by the full faith and credit of the United States, and in each case having maturities of not more than 12 months from the date of acquisition;

(2)	U.S. Dollar denominated time deposits, certificates of deposit, overnight bank deposits and bankers’ acceptances having maturities within one year from the date of acquisition thereof issued by any lender under the Revolving Credit Facility or any commercial bank of recognized standing, having capital and surplus in excess of $500,000,000;

(3)	repurchase obligations for underlying securities of the types described in clauses (1) and (2) above and entered into with any commercial bank meeting the qualifications specified in clause (2) above;

(4)	other investment instruments having maturities within 180 days from the date of acquisition thereof offered or sponsored by financial institutions having capital and surplus in excess of $500,000,000;

(5)	readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having maturities within 180 days from the date of acquisition thereof and having, at the time of acquisition thereof, one of the two highest rating categories obtainable from either Moody’s or S&P (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency);

(6)	commercial paper rated, at the time of acquisition thereof, at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), in each case maturing within one year after the date of acquisition;

(7)	investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (6) above;

(8)	in the case of any Foreign Subsidiary of the Company, (x) certificates of deposit or bankers’ acceptances of any bank organized under the laws of Canada or any country that is a member of the European economic and monetary union pursuant to the Treaty whose short term commercial paper, at the time of acquisition thereof, is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), or, if no such commercial paper rating is available, a long-term debt rating, at the time of acquisition thereof, of at least A or the equivalent thereof by S&P or at least A-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), in each case maturing not more than one year from the date of acquisition by such Foreign Subsidiary, (y) overnight deposits and demand deposit accounts maintained with any bank that such Foreign Subsidiary regularly transacts business and (z) securities of the type and maturity described in clause (i) above but issued by the principal governmental authority in which such Foreign Subsidiary is organized so long as such security has the highest rating available from either S&P or Moody’s;

(9)	Indebtedness or Preferred Stock issued by Persons with a rating of “AA” or higher from S&P or “Aa2” or higher from Moody’s with maturities of one year or less from the date of acquisition;

(10)	U.S. Dollars; and

(11)	Canadian dollars, pounds sterling, Euros or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business.

“Change of Control” means the occurrence of any of the following:

(1)	the sale, lease or transfer (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person, or

(2)	the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), in a single transaction or in a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies; or

(3)	the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company or the merger of any Person with or into a Subsidiary of the Company, unless the holders of a majority of the aggregate voting power of the Voting Stock of the Company, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving or transferee Person; or

(4)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(5)	the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

provided, however, that (1) any holding company whose only significant asset is Capital Stock of the Company or any of its direct or indirect parent companies shall not itself be considered a “person” or “group” for purposes of this definition so long as, in each case, the ultimate beneficial owners of such entity are the same after such transaction as the ultimate beneficial owners of the Company prior to the transaction; (2) the transfer of assets solely between or among the Restricted Subsidiaries and the Company in accordance with the terms of the Indenture shall not constitute a Change of Control; and (3) a “person” or “group” shall not be deemed to have beneficial ownership of securities (or “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act)) subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Company” has the meaning set forth in the first paragraph under “—General”; provided that when used in the context of determining the fair market value of an asset or liability under the Indenture, “Company” shall, unless otherwise expressly stated, be deemed to mean the Board of Directors of the Company when the fair market value of such asset or liability is equal to or in excess of $25.0 million.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and other related noncash charges of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of

(a)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income, including

(1)	amortization of original issue discount resulting from the issuance of Indebtedness at less than par,

(2)	all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances,

(3)	non-cash interest payments (but excluding any non-cash interest expense attributable to the Convertible Senior Notes or any Hedging Obligations or other derivative instruments pursuant to GAAP),

(4)	the interest component of Capitalized Lease Obligations, and

(5)	net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness,

and excluding (i) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (ii) any expensing of bridge commitment fees; plus

(b)	interest actually paid by such Person or any such Restricted Subsidiary under any guarantee of Indebtedness or other obligation of any other Person,

(c)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(d)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

Notwithstanding the foregoing, any additional charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” to any series of preferred stock other than Disqualified Stock or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Consolidated Interest Expense.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication and on an after-tax basis:

(1)	any net extraordinary gains or losses shall be excluded;

(2)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP;

(3)	any net income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded;

(4)	any net gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded;

(5)	the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period (subject in the case of dividends, distributions or other payments made to a Restricted Subsidiary to the limitations contained in clause (6) below);

(6)	solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of “—Certain covenants—Limitation on restricted payments,” the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7)	any increase in amortization or depreciation or other noncash charges resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Issue Date, net of taxes, shall be excluded;

(8)	any net income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

(9)	any impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(10)	any net unrealized gain or loss (but not any realized gain or loss) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification 815 shall be excluded;

(11)	any net unrealized gain or loss (but not any realized gain or loss) resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness, including intercompany indebtedness, shall be excluded;

(12)	any charges resulting from the application of Accounting Standards Codification Topic 805 “Business Combinations,” Accounting Standards Codification Topic 350 “Intangibles—Goodwill and Other,” Accounting Standards Codification Topic 360-10-35-15 “Impairment or Disposal of Long- Lived Assets,” Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” or Accounting Standards Codification Topic 820 “Fair Value Measurements and Disclosures” shall be excluded;

(13)	non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition” shall be excluded;

(14)	any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions shall be excluded;

(15)	all net charges, expenses, gain or income with respect to curtailments, discontinuations or modifications to pension and post-retirement employee benefit plans shall be excluded;

(16)	any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees shall be excluded; and

(17)	any non-cash expense, benefit or gain recorded in the income statement of the Company related to the VEBA Trusts shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain covenants— Limitation on restricted payments” only (other than clause (c)(4) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and the Restricted Subsidiaries, any repayments to the Company or a Restricted Subsidiary of loans and advances that constitute Restricted Investments, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4).

“Consolidated Total Assets” means, as of any date of determination, the total assets, net, reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries, excluding the net asset in respect of the VEBA Trusts, as at the end of the most recent fiscal quarter for which financial statements are available, determined on a consolidated basis in accordance with GAAP, and, when determined in connection with Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations, with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Debt Ratio” means, at the end of a fiscal quarter for which internal financial statements are available, the ratio of (a) Consolidated Total Indebtedness of the Company and the Restricted Subsidiaries, as of the end of such quarter to (b) the aggregate amount of EBITDA of the Company and the Restricted Subsidiaries for the period of the four consecutive full fiscal quarters ended at the end of such quarter, with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio. For purposes of this calculation, the amount of Indebtedness outstanding as of any date of determination shall not include any Hedging Obligations that are incurred for non-speculative purposes.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations, Attributable Debt in respect of Sale and Lease-Back Transactions and debt obligations evidenced by bonds, Notes, debentures or similar instruments or letters of credit or bankers’ acceptances (and excluding (x) any undrawn letters of credit and (y) any intercompany Indebtedness) and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and all Disqualified Stock and Preferred Stock of the Restricted Subsidiaries (excluding items eliminated in consolidation).

For purposes hereof, the “Maximum Fixed Repurchase Price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds

(A)	for the purchase or payment of any such primary obligation or

(B)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Convertible Senior Notes” means the 4.5% cash convertible senior notes due 2015 of Kaiser Aluminum Corporation, issued pursuant to an Indenture between Kaiser Aluminum Corporation and Wells Fargo Bank, National Association, as trustee, dated March 29, 2010 with a maturity date of April 1, 2015.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Revolving Credit Facility), credit facilities, credit agreements, loan agreements, indentures, financings, commercial paper facilities, note purchase agreements or other agreements , in each case with banks, lenders, purchasers, investors, trustees, agents or other representatives of any of the foregoing, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables or interests in receivables to such lenders or other persons or to special purpose entities formed to borrow from such lenders or other persons against such receivables or sell such receivables or interests in receivables, and including any Receivables Facility), letters of credit, Notes or other borrowings or other extensions of credit, including any Notes, mortgages guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time, including any replacement, refunding or refinancing facility or agreement that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds entities as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders, or otherwise and whether or not any such replacement, refunding, refinancing, amending, renewal, restatement, restructuring, increasing, supplemented or other modification occurs simultaneously with the termination or repayment of a prior Credit Facility.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by a vice president and the principal financial officer of the Company (or a parent company thereof), less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date that is 91 days after the earlier of the maturity date of the Notes and the date the Notes are no longer outstanding; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than (i) a Foreign Subsidiary or (ii) a Domestic Subsidiary of a Foreign Subsidiary, but, in each case, including any Subsidiary that guarantees or otherwise provides direct credit support for any indebtedness of the Company.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period,

(1)	increased by (without duplication of any of the below items or any items included in the calculation of Consolidated Net Income):

(a)	provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income; plus

(b)	consolidated Fixed Charges of such Person for such period to the extent the same was deducted in computing Consolidated Net Income; plus

(c)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent deducted in computing Consolidated Net Income; plus

(d)	the amount of any restructuring charge or reserve deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with (x) acquisitions after the Issue Date or (y) the closing of any production or manufacturing facilities after the Issue Date; plus

(e)	any write offs, write downs or other noncash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure that will be made prior to the date that is one year after the final stated maturity of the Notes; plus

(f)	the amount of any minority interest expense deducted in computing Consolidated Net Income; plus

(g)	any non-cash expense recorded in the income statement of the Company related to the VEBA Trusts; plus

(h)	any costs or expenses incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of issuance of Equity Interests of the Company (other than Disqualified Stock that is Preferred Stock) in each case, solely to the extent that such cash proceeds are excluded from the calculation set forth in clause (c) of the first paragraph under “—Certain covenants—Limitation on restricted payments”; and

(2)	decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period (including any non-cash benefit or gain recorded in the income statement of the Company related to the VEBA Trusts), and excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in computing EBITDA in accordance with this definition).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or any of its direct or indirect parent companies (excluding Disqualified Stock), other than

(a)	public offerings with respect to the Company’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8; and

(b)	an issuance to any Subsidiary of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing Indebtedness” means Indebtedness of the Company or the Restricted Subsidiaries in existence on the Issue Date, plus interest accruing thereon.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility that has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishing of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period (the “reference period”).

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Company or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charges and the change in EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the reference period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company as set forth in an Officers’ Certificate.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of

(a)	Consolidated Interest Expense of such Person for such period,

(b)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock made during such period, and

(c)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period;

provided, however, that, notwithstanding the foregoing, any charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall-Recognition” to any series of preferred stock other than Disqualified Stock or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Fixed Charges.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in the Indenture.

“Government Securities” means securities that are

(a)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations, and, when used as a verb, shall have a corresponding meaning.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and other agreements or arrangements, in each case designed to protect such Person against fluctuations in currency exchange rates, interest rates or commodity prices, including, without limitation, the price of aluminum, natural gas and electricity.

“Holder” means the Person in whose name a note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person:

(a)	any indebtedness (including principal and premium) of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof);

(3)	representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business; or

(4)	representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b)	to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business;

(c)	to the extent not otherwise included, the obligations of the type referred to in clause (a) of another Person secured by a Lien on any asset owned by such Person, whether or not such obligations are assumed by such Person and whether or not such obligations would appear upon the balance sheet of such Person; provided that the amount of such Indebtedness will be the lesser of the fair market value of such asset at the date of determination and the amount of Indebtedness so secured; and

(d)	Attributable Debt in respect of Sale and Lease-Back Transactions;

provided, however, that notwithstanding the foregoing, Indebtedness will be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business; (B) Obligations under, or in respect of, Receivables Facilities; (C) any operating leases as such an instrument would be determined in accordance with GAAP on the date of the Indenture, (D) in connection with the purchase by the Company or its Restricted Subsidiaries of any business, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing unless such payments are required under GAAP to appear as a liability on the balance sheet (excluding the footnotes), (E) deferred or prepaid revenues, (F) any Capital Stock other than Disqualified Stock, (G) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller or (H) any Obligation not in respect of borrowed money of the Company or its Restricted Subsidiaries under the VEBA Trusts.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged and that is independent of the Company and its Affiliates.

“Initial Purchasers” means each of J.P. Morgan Securities LLC; Wells Fargo Securities, LLC; Merrill Lynch, Pierce, Fenner & Smith Incorporated; and UBS Securities LLC.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. and BBB- (or the equivalent) by Standard & Poor’s Ratings Group, Inc., or any equivalent rating by any Rating Agency, in each case, with a stable or better outlook.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2), which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)	corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain covenants—Limitation on restricted payments”:

(1)	“Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(x)	the Company’s “Investment” in such Subsidiary at the time of such redesignation; less

(y)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company.

“Issue Date” means May 23, 2012.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions or the Corporate Trust Office are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any Restricted Subsidiary in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes or repatriation costs paid or payable as a result thereof (after taking into account any available tax or other credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness required (other than by clause (1) of the second paragraph of “—Repurchase at the option of holders—Asset sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company or a Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or a Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the applicable agreement), premium (if any), guarantees of payment, fees, indemnifications, reimbursements, expenses, damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnification in favor of the Trustee and any other third parties other than the Holders.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements set forth in the Indenture.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person that is not the Company or any of its Restricted Subsidiaries; provided that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “—Repurchase at the option of holders—Asset sales.”

“Permitted Investments” means:

(a)	any Investment in the Company or any Restricted Subsidiary, including, without limitation, a repurchase or retirement of the Notes;

(b)	any Investment in cash and Cash Equivalents or Investment Grade Securities;

(c)	(i) any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is engaged in a Similar Business if as a result of such Investment

(1)	such Person becomes a Restricted Subsidiary of the Company or

(2)	such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company and

(ii)	any Investment held by such Person;

(d)	any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of the covenant described under “—Repurchase at the option of holders—Asset sales” or any other disposition of assets not constituting an Asset Sale;

(e)	any Investment existing on the Issue Date or made pursuant to legally binding written commitments in existence on the Issue Date, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Issue Date;

(f)	loans and advances to, and guarantees of Indebtedness of, employees of the Company (or any of its direct or indirect parent companies) or a Restricted Subsidiary not in excess of $5.0 million outstanding at any one time, in the aggregate;

(g)	any Investment acquired by the Company or any Restricted Subsidiary

(1)(x)	in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Person in which such other Investment is made or which is the obligor with respect to such accounts receivable or (y) in good faith settlement of delinquent obligations of, and other disputes with, customers, trade debtors, licensors, licensees and suppliers arising in the ordinary course; or

(2)	as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(h)	Hedging Obligations permitted under clause (j) of the covenant described in “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”;

(i)	loans and advances to officers, directors and employees of the Company (or any of its direct or indirect parent companies) or a Restricted Subsidiary for business-related travel expenses (including entertainment expenses), moving expenses, tax advances, payroll advances and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practice;

(j)	Investments the payment for which consists of Equity Interests of the Company, or any of its direct or indirect parent companies (exclusive of Disqualified Stock); provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under the covenant described under “—Certain covenants— Limitation on restricted payments”;

(k)	guarantees of Indebtedness permitted under the covenant described in “—Certain covenants— Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” and performance guarantees in the ordinary course of business;

(l)	any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain covenants— Transactions with affiliates” (except transactions described in clauses (2), (5) and (8) of such paragraph);

(m)	Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(n)	additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (n) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $75.0 million and (y) 6.5% of Consolidated Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(o)	Investments in joint ventures having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (o) that are at that time outstanding, not to exceed the greater of (x) $60.0 million and (y) 5.0% of Consolidated Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(p)	advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, customers and vendors, and performance guarantees, in each case in the ordinary course of business; and

(q)	the acquisition of assets or Capital Stock solely in exchange for the issuance of common equity securities of the Company.

“Permitted Liens” means, with respect to any Person:

(1)	Liens to secure Indebtedness incurred under clauses (a) of the second paragraph of the covenant described under “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” (and, in each case, any related Obligations);

(2)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits, prepayments or cash pledges to secure bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(3)	Liens imposed by law, such as landlords’, carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, in each case, for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4)	Liens for taxes, assessments or other governmental charges or claims not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(5)	Liens to secure the performance of tenders, completion guarantees, statutory obligations, surety, environmental or appeal bonds, bids, leases, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, in each case, which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7)	Liens existing on the Issue Date;

(8)	Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary (other than the proceeds or products of such property or shares of stock or improvements thereon);

(9)	Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary (other than the proceeds or products of such property or shares of stock or improvements thereon);

(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”;

(11)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(12)	leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries and do not secure any Indebtedness;

(13)	Liens arising from financing statement filings under the Uniform Commercial Code or similar state laws regarding (i) operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business and (ii) goods consigned or entrusted to or bailed with a Person in connection with the processing, reprocessing, recycling or tolling of such goods;

(14)	Liens in favor of the Company or any Subsidiary Guarantor;

(15)	Liens on inventory or equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s customer at which such inventory or equipment is located;

(16)

Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8) and (9) and the following clause (17); provided that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus proceeds or products of such property or improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under the foregoing clauses (7), (8), (9) and the following clause (17) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(17)	Liens securing Indebtedness permitted to be incurred pursuant to clauses (d), (q), and (r) of the second paragraph under “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”; provided that (A) Liens securing Indebtedness permitted to be incurred pursuant to clause (q) are solely on acquired property or assets of the acquired entity (and proceeds or products of such property or assets or improvements of such property or assets), as the case may be and (B) Liens securing Indebtedness permitted to be incurred pursuant to clause (r) extend only to the assets of Foreign Subsidiaries;

(18)	deposits in the ordinary course of business to secure liability to insurance carriers;

(19)	Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “—Events of default and remedies,” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(20)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation or exportation of goods in the ordinary course of business;

(21)	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(22)	Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(23)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(24)	Liens deemed to exist in connection with Investments in repurchase agreements permitted under “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;

(25)	other Liens securing obligations which obligations at the time outstanding do not exceed the greater of (x) $35.0 million and (y) 3.0% of Consolidated Total Assets;

(26)	Liens securing Indebtedness permitted to be incurred pursuant to the covenant described under “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” not to exceed the greater of (x) $150.0 million and (y) 13.0% of Consolidated Total Assets, provided that, (x) no Default or Event of Default shall have occurred and be continuing at the time of the incurrence of such Indebtedness or after giving effect thereto and (y) on a pro forma basis giving effect to such incurrence, the Consolidated Total Debt Ratio of the Company would not exceed 2.50 to 1.00;

(27)	Liens securing Hedging Obligations;

(28)	restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;

(29)	customary options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships;

(30)	any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Company or any Restricted Subsidiary;

(31)	Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(32)	Liens securing the Notes and the Subsidiary Guarantees;

(33)	any Liens granted to the VEBA Trusts pursuant to agreements or arrangements in respect of the VEBA Trusts as in effect on the Issue Date; and

(34)	Liens encumbering earnest money or similar deposits in connection with the acquisition or proposed acquisition of assets.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Rating Agency” means each of Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc. or, if Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both, as the case may be.

“Receivables Facility” means one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Company and its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Subsidiary” means any Subsidiary formed solely for the purpose of engaging, and that engages only, in one or more Receivables Facilities.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date, among the Company, the Subsidiary Guarantors and the Initial Purchasers.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Revolving Credit Facility” means that certain credit agreement dated as of September 30, 2011 among the Company, each other Subsidiary of the Company set forth on the signature pages thereto, the lenders party thereto from time to time and, JPMorgan Chase Bank, N.A., as Administrative Agent, including any notes, mortgages guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time, including any replacement, refunding or refinancing facility or agreement that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds entities as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders, or otherwise and whether or not any such replacement, refunding, refinancing, amending, renewal, restatement, restructuring, increasing, supplemented or other modification occurs simultaneously with the termination or repayment of the Revolving Credit Facility or such successor agreement.

“S&P” means Standard and Poor’s, a division of the McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Indebtedness” means with respect to any Person:

(1)	all Indebtedness of such Person, whether outstanding on the Issue Date or thereafter incurred; and

(2)	all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness or other Obligations are subordinate in right of payment to the Notes or the Subsidiary Guarantee of such Person, as the case may be; provided that Senior Indebtedness shall not include:

(1)	any obligation of such Person to the Company or any Subsidiary or to any joint venture in which the Company or any Restricted Subsidiary has an interest;

(2)	any liability for Federal, state, local or other taxes owed or owing by such Person;

(3)	any accounts payable or other liability to trade creditors in the ordinary course of business (including guarantees thereof as instruments evidencing such liabilities);

(4)	any Indebtedness or other Obligation of such Person that is subordinate or junior in right of payment with respect to any other Indebtedness or other Obligation of such Person; or

(5)	that portion of any Indebtedness that at the time of incurrence is incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary of the Company that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

“Similar Business” means any business or other activities conducted, or proposed to be conducted (as described in this prospectus), by the Company and its Subsidiaries on the Issue Date or any business or other activities conducted by any entity that is similar, reasonably related, complementary, incidental or ancillary thereto or a reasonable extension, development or expansion thereof.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but not including any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means

(a)	with respect to the Company, any Indebtedness of the Company that is by its terms subordinated in right of payment to the Notes, and

(b)	with respect to any Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor that is by its terms subordinated in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor.

“Subsidiary “ means, with respect to any Person,

(1)	any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and

(2)	any partnership, joint venture, limited liability company or similar entity of which

(x)	more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y)	such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantee” means the guarantee by any Subsidiary Guarantor of the Company’s Obligations under the Indenture and the Notes.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Company that executes the Indenture as a guarantor on the Issue Date and each other Restricted Subsidiary of the Company that thereafter guarantees the Notes pursuant to the terms of the Indenture.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 1, 2016; provided, however that if the period from the redemption date to June 1, 2016, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means Wells Fargo Bank, National Association, until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means (a) DCO Management, LLC and any Subsidiary thereof and (b)(1) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below) and (2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated); provided that

(a)	any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other Equity Interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares of Capital Stock or Equity Interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company,

(b)	such designation complies with the covenant described under “—Certain covenants—Limitation on restricted payments” and

(c)	each of

(1)	the Subsidiary to be so designated and

(2)	its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default shall have occurred and be continuing and either:

(1)	the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” or

(2)	the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of any applicable Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“VEBA Trusts” means, individually or collectively as the context may require, (i) the trust that provides benefits for certain eligible retirees of Kaiser Aluminum & Chemical Corporation represented by certain unions and their surviving spouses and eligible dependents and (ii) the trust that provides benefits to certain other eligible retirees and their surviving spouses and eligible dependents of Kaiser Aluminum & Chemical Corporation who were salaried employees.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing

(1)	the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by

(2)	the sum of all such payments.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations relating to the exchange of unregistered Original Notes for registered Exchange Notes pursuant to the Exchange Offer and the ownership and disposition of the Exchange Notes issued pursuant to the Exchange Offer. It is not a complete analysis of all the potential tax considerations relating to the Exchange Offer or the Exchange Notes. This summary is based upon the provisions of the Code, Treasury Regulations promulgated under the Code, administrative rulings and pronouncements and judicial decisions, all as in effect on the date hereof. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences materially and adversely different from those set forth below.

This summary is limited to beneficial owners of Original Notes that have held the Original Notes and will hold the Exchange Notes as “capital assets” within the meaning of Section 1221 of the Code. This summary does not address the tax considerations arising under other federal tax laws (such as estate and gift tax laws, other than the 3.8% Medicare tax discussed below) or the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules under the U.S. federal income tax laws, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	real estate investment trusts and regulated investment companies;

•	tax-exempt organizations;

•	brokers and dealers in securities or currencies;

•	persons who have ceased to be citizens or residents of the United States;

•	traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings;

•	U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar or who hold Original Notes through a foreign entity or foreign account;

•	persons that will hold the Notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons deemed to sell the Notes under the constructive sale provisions of the Code; or

•	partnerships (or other entities or arrangements classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or investors in such entities.

This summary of certain U.S. federal income tax considerations is for general information only and is not tax advice. This summary is not binding on the Internal Revenue Service (the “IRS”). We have not sought, and will not seek, any ruling from the IRS with respect to the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court. You are urged to consult your own tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax considerations arising under other U.S. federal tax laws, the laws of any state, local or foreign taxing jurisdiction or any applicable income tax treaty.

Tax consequences of the Exchange of Original Notes for Exchange Notes

The exchange of an Original Note for an Exchange Note pursuant to the Exchange Offer will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, a holder will not recognize any gain or loss upon the receipt of an Exchange Note pursuant to the Exchange Offer. The holding period for an Exchange

Note will include the holding period of the Original Note exchanged pursuant to the Exchange Offer, and the initial tax basis in an Exchange Note will be the same as the adjusted tax basis in the Original Note as of the time of the Exchange. The U.S. federal income tax consequences of holding and disposing of an Exchange Note received pursuant to the Exchange Offer generally will be the same as the U.S. federal income tax consequences of holding and disposing of an Original Note.

Certain additional payments

It is possible that the IRS could assert that the payment by us of 101% of the face amount of any Note purchased by us at the holder’s election after a change of control, as described above under the heading “Description of Notes—Repurchase at the option of Holders—Change of Control” is a contingent payment for purposes of the original issue discount (“OID”) rules. If any such payment is treated as a contingent payment, the Exchange Notes may be treated as contingent payment debt instruments, in which case the timing and amount of income inclusions and the character of income recognized may be different from the consequences described herein. The Treasury regulations regarding debt instruments that provide for one or more contingent payments state that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies are ignored. We intend to treat the possibility of our making any of the above payments as a remote incidental contingency. Accordingly, we do not intend to treat the Exchange Notes as contingent payment debt instruments. Our treatment will be binding on all holders, except a holder that discloses its differing treatment in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which the Note was acquired. However, our treatment is not binding on the IRS. If the IRS were to challenge our treatment, a holder might be required to accrue income on the Exchange Notes in excess of stated interest and to treat as ordinary income, rather than capital gain, any gain recognized on the disposition of the Exchange Notes before the resolution of the contingencies. In any event, if we actually make any such payment, the timing, amount and character of a holder’s income, gain or loss with respect to the Exchange Notes may be affected. The remainder of this discussion assumes that the Exchange Notes will not be contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application to the Exchange Notes of the rules regarding contingent payment debt instruments and the consequences thereof.

Consequences to U.S. Holders

This subsection describes the U.S. federal income tax considerations for a U.S. Holder. A “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, a state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the supervision of a court within the United States, if one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are an entity or arrangement treated as a partnership for U.S. federal income tax purposes (or if you are a partner in such a partnership), you are urged to consult your tax advisor regarding the tax consequences of holding the Notes to you.

Payments of stated interest

You will generally be required to include stated interest in income as ordinary income at the time the interest is received or accrued, according to your method of tax accounting.

Amortizable bond premium

If a U.S. Holder purchased Original Notes after their original issuance date for an amount that is greater than the sum of all remaining payments on the Notes other than stated interest, such Holder will be treated as having purchased the Notes with “amortizable bond premium” in an amount equal to such excess. Amortizable bond premium on Original Notes should carry over to the Exchange Notes received in exchange therefor. A U.S. Holder may elect to amortize this premium using a constant yield method over the term of the Notes and generally may offset interest in respect of the Note otherwise required to be included in income by the amortized amount of the premium for the taxable year. A U.S. Holder that elects to amortize bond premium must reduce its tax basis in its Note by the amount of the premium amortized in any taxable year. An election to amortize bond premium is binding once made and applies to all Notes held by the U.S. Holder at the beginning of the first taxable year to which this election applies and to all bonds thereafter acquired. U.S. Holders are urged to consult their own tax advisors concerning the computation and amortization of any bond premium on their Exchange Notes.

Market discount

If a U.S. Holder purchased Original Notes after their original issuance date for an amount that is less than their stated principal amount, such Holder will be treated as having purchased the Notes with “market discount” unless the discount is less than a specified de minimis amount. Market discount on Original Notes should carry over to the Exchange Notes received in exchange therefor. Under the market discount rules, a U.S. Holder generally will be required to treat any gain realized on the sale, exchange, retirement or other disposition of an Exchange Note as ordinary income to the extent of any accrued market discount that has not previously been included in income. For this purpose, market discount will be considered to accrue ratably during the period from the date of the U.S. Holder’s acquisition of the Note to the maturity date of the Note, unless the U.S. Holder made an election to accrue market discount on a constant yield basis. Accrued market discount on Original Notes that has not previously been included in income by a U.S. Holder should carry over to the Exchange Notes received in exchange therefor. A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity date or certain earlier dispositions. A U.S. Holder may elect to include market discount in income currently as it accrues on either a ratable or a constant yield basis, in which case the rules described above regarding (1) the treatment as ordinary income of gain upon the disposition of the Note and (2) the deferral of interest deductions will not apply. Currently included market discount is generally treated as ordinary interest income for U.S. federal income tax purposes. An election to include market discount in income as it accrues will apply to all debt instruments with market discount acquired by the U.S. Holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the IRS. U.S. Holders are urged to consult their own tax advisors before making this election.

Sale or other taxable disposition of the Exchange Notes

Upon the sale or other taxable disposition of an Exchange Note (including a retirement or redemption), you generally will recognize gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid stated interest, which, if not previously taxed, will be taxable as ordinary income) and your adjusted tax basis in the Exchange Note. Your adjusted tax basis in an Exchange Note generally will be your cost for the Original Note as of the date of the exchange.

Subject to the market discount rules described above under the heading “—Market Discount,” any gain or loss you recognize generally will be treated as a capital gain or loss. The capital gain or loss generally will be long-term if your holding period is more than one year at the time of sale or other taxable disposition and will be short-term if your holding period is one year or less. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Medicare tax

For taxable years beginning after December 31, 2012, a 3.8% tax will be imposed on the net investment income of certain individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” will generally include interest paid with respect to an Exchange Note and net gain from the sale, exchange, redemption, retirement or other taxable disposition of an Exchange Note, unless such interest or net gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of the Exchange Notes.

Information reporting and backup withholding

In general, information reporting requirements will apply to certain payments of interest and to the proceeds of a sale or other disposition (including a retirement or redemption) of Exchange Notes unless the U.S. Holder is an exempt recipient. Backup withholding of tax (at a current rate of 28%) will apply to such amounts if a U.S. Holder fails to provide its taxpayer identification number or certification of exempt status or if it has been notified by the IRS that it is subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided that such holder furnishes the required information to the IRS on a timely basis.

Consequences to Non-U.S. Holders

As used in this prospectus, the term “Non-U.S. Holder” means a beneficial owner of a Note that is, for federal income tax purposes, an individual, corporation, estate, or trust, and is not a U.S. Holder.

If an entity or arrangement treated as a partnership for United States federal income tax purposes is a holder of a Note, the U.S. federal income tax treatment of a partner in such a partnership will generally depend on the status of the partner and the activities of the partnership. Partners in such a partnership are urged to consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them of acquiring, holding or disposing of Exchange Notes.

Payments of interest

Subject to the discussion of backup withholding below, if you are a Non-U.S. Holder, you will generally not be subject to U.S. federal income tax or the 30% U.S. federal withholding tax on interest paid on the Exchange Notes so long as that interest is not effectively connected with your conduct of a trade or business within the United States, provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•	you are not a controlled foreign corporation that is actually or constructively related to us through stock ownership;

•	you are not a bank whose receipt of interest on a Note is described in Section 881(c)(3)(A) of the Code; and

•

you provide the applicable withholding agent with, among other things, your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)).

If you cannot satisfy the requirements described above, payments of interest will generally be subject to the 30% U.S. federal withholding tax, unless you provide the applicable withholding agent with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the Notes is not subject to U.S. federal withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—Interest or Gain Effectively Connected with a United States trade or business”).

Sale or other taxable disposition of the Notes

Subject to the discussion of backup withholding below, a Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on any gain recognized on the sale or other taxable disposition of an Exchange Note (including a retirement or redemption), unless:

•	if you are an individual Non-U.S. Holder, you are present in the United States for at least 183 days in the taxable year of such disposition and certain other conditions are met; or

•	that gain is effectively connected with the conduct by you of a trade or business within the United States.

If you are described in the first bullet point above, you will generally be subject to U.S. federal income tax at a rate of 30% on the amount by which your capital gains allocable to U.S. sources, including gain from such disposition, exceed any capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty. If you are described in the second bullet point, see “—Interest or gain effectively connected with a United States trade or business,” below.

To the extent that the amount realized on any disposition of Exchange Notes is attributable to accrued but unpaid interest on the Exchange Note, such amount generally will be treated in the same manner as payments of interest as described under the heading “—Payments of interest” above.

Interest or gain effectively connected with a United States trade or business

If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on an Exchange Note or gain recognized from the sale or other taxable disposition (including a retirement or redemption) of an Exchange Note is effectively connected with the conduct of that trade or business, such holder will generally be subject to U.S. federal income tax (but not the 30% U.S. federal withholding tax on interest if you provide an applicable IRS Form W-8ECI, as described above, or the Medicare tax described above) on that interest or gain on a net income basis in the same manner as if you were a U.S. person as defined under the Code (unless an applicable income tax treaty provides otherwise). In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to a “branch profits tax” equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States. For this purpose, interest or gain effectively connected with a trade or business in the United States will be included in the earnings and profits of a foreign corporation.

Information reporting and backup withholding

Generally, we must report to the IRS and to a Non-U.S. Holder the amount of interest paid to such Non-U.S. Holder on its Exchange Notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to payments of interest that we make to the Non-U.S. Holder provided that we do not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person, as defined under the Code, and we have received from the Non-U.S. Holder the statement described above in the last bullet point under “—Payments of interest.”

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of an Exchange Note made within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above in the last bullet point under “—Payments of interest” and does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person, as defined under the Code, or the Non-U.S. Holder otherwise establishes an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

Any broker-dealer that holds Original Notes that were acquired for its own account as a result of market-making activities or other trading activities (other than Original Notes acquired directly from us) may exchange such Original Notes pursuant to the Exchange Offer. Any such broker-dealer, however, may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of Exchange Notes received by such broker-dealer in the Exchange Offer. Such prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of this prospectus.

We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such resales for up to 180 days from the effective date of the registration statement of which this prospectus forms a part. We will provide sufficient copies of this prospectus, as amended or supplemented, to any broker-dealer promptly upon request at any time during such 180-day period in order to facilitate such resales.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account in the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any of these resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from these broker-dealers and/or the purchasers of Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account in the Exchange Offer and any broker-dealer that participates in a distribution of the Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The accompanying letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the Exchange Offer, including the expenses of one counsel for the holders of the Original Notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Original Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Jones Day, Dallas, Texas, will pass upon certain legal matters for us regarding the Exchange Notes and the related guarantees.

EXPERTS

The consolidated financial statements of Kaiser Aluminum Corporation as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 incorporated by reference in this registration statement of which this prospectus forms a part, and the adverse opinion on the effectiveness of internal control over financial reporting as of December 31, 2011, have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report appearing therein. Such consolidated financial statements are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Kaiser Aluminum Corporation

Offer to exchange up to $225,000,000

Aggregate Principal Amount of Newly

Issued 8.250% Senior Notes due 2020

For

a Like Principal Amount of Outstanding

Restricted 8.250% Senior Notes due 2020

Issued on May 23, 2012

PROSPECTUS

August 8, 2012